EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                      NORTH ATLANTIC TRADING COMPANY, INC.,

                                  BOBBY STOKER,

                                 RONALD STOKER,

                              JUDITH STOKER FISHER,

                               BSF PARTNERS, L.P.,

                               JFS PARTNERS, L.P.,

                                       AND

                             RBJ MACHINERY CO., LLC

                          Dated as of NOVEMBER 17, 2003




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                                TABLE OF CONTENTS

Section                                                                                                                        Page
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Article I.              SALE AND PURCHASE OF SHARES..............................................................................1

    1.1         Sale and Purchase of Shares......................................................................................1

Article II.             PURCHASE PRICE AND PAYMENT...............................................................................1

    2.1         Amount of Purchase Price.........................................................................................1
    2.2         Payment of Purchase Price........................................................................................1
    2.3         Adjustment of Purchase Price.....................................................................................2

Article III.            CLOSING AND TERMINATION..................................................................................3

    3.1         Closing Date.....................................................................................................3
    3.2         Termination of Agreement.........................................................................................4
    3.3         Procedure Upon Termination.......................................................................................4
    3.4         Effect of Termination............................................................................................4

Article IV.             REPRESENTATIONS AND WARRANTIES  OF THE SELLING STOCKHOLDERS..............................................5

    4.1         Authorization of Agreement.......................................................................................5
    4.2         Conflicts; Consents of Third Parties.............................................................................5
    4.3         Ownership and Transfer of Shares.................................................................................6
    4.4         Organization and Good Standing...................................................................................6
    4.5         Capitalization...................................................................................................6
    4.6         Subsidiaries.....................................................................................................6
    4.7         Corporate Records................................................................................................7
    4.8         Financial Statements.............................................................................................7
    4.9         No Undisclosed Liabilities.......................................................................................8
    4.10        Absence of Certain Developments..................................................................................8
    4.11        Taxes...........................................................................................................10
    4.12        Real Property...................................................................................................12
    4.13        Tangible Personal Property......................................................................................13
    4.14        Intellectual Property...........................................................................................14
    4.15        Material Contracts..............................................................................................16
    4.16        Employee Benefits Plans.........................................................................................18
    4.17        Employees and Labor.............................................................................................21
    4.18        Litigation......................................................................................................22
    4.19        Compliance with Laws; Permits...................................................................................22
    4.20        Tobacco Matters.................................................................................................22
    4.21        Environmental Matters...........................................................................................23
    4.22        Insurance.......................................................................................................24
    4.23        Inventories; Receivables; Payables..............................................................................25
    4.24        Related Party Transactions......................................................................................25
    4.25        Customers and Suppliers.........................................................................................25
    4.26        Banks...........................................................................................................26
    4.27        Disclosure......................................................................................................26
    4.28        Financial Advisors..............................................................................................26


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Section                                                                                                                        Page
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Article V.              REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................................................26

    5.1         Organization and Good Standing..................................................................................26
    5.2         Authorization of Agreement......................................................................................26
    5.3         Conflicts; Consents of Third Parties............................................................................27
    5.4         Litigation......................................................................................................27
    5.5         Investment Intention............................................................................................27
    5.6         Financial Advisors..............................................................................................27

Article VI.             COVENANTS...............................................................................................28

    6.1         Access to Information...........................................................................................28
    6.2         Conduct of the Business Pending the Closing.....................................................................28
    6.3         Consents........................................................................................................31
    6.4         Further Assurances..............................................................................................31
    6.5         Preservation of Records.........................................................................................31
    6.6         Publicity.......................................................................................................31
    6.7         Use of Name.....................................................................................................32
    6.8         Environmental Matters...........................................................................................32
    6.9         Cooperation with Financing......................................................................................32
    6.10        Escrow Obligations Under Qualifying Statutes....................................................................32
    6.11        Private Letter Ruling...........................................................................................34
    6.12        Allocable Share Refunds.........................................................................................35
    6.13         Pension Plan...................................................................................................35
    6.14        Post-Closing Transition Period..................................................................................36

Article VII.            CONDITIONS TO CLOSING...................................................................................36

    7.1         Conditions Precedent to Obligations of Purchaser................................................................36
    7.2         Conditions Precedent to Obligations of the Selling Stockholders.................................................38

Article VIII.           INDEMNIFICATION.........................................................................................39

    8.1         Survival of Representations and Warranties......................................................................39
    8.2         Indemnification.................................................................................................39
    8.3         Indemnification Procedures......................................................................................40
    8.4         Limitations on Indemnification for Breaches of Representations and Warranties...................................42
    8.5         Tax Matters.....................................................................................................42
    8.6         Adjustment to Purchase Price....................................................................................45

Article IX.             MISCELLANEOUS...........................................................................................45

    9.1         Certain Definitions.............................................................................................45
    9.2         Payment of Sales, Use or Similar Taxes..........................................................................53
    9.3         Stockholder Representative......................................................................................53
    9.4         Expenses........................................................................................................54
    9.5         Specific Performance............................................................................................54
    9.6         Further Assurances..............................................................................................54
    9.7         Submission to Jurisdiction; Consent to Service of Process.......................................................54
    9.8         Entire Agreement; Amendments and Waivers........................................................................55
    9.9         Governing Law...................................................................................................55
    9.10        Table of Contents and Headings..................................................................................55
    9.11        Notices.........................................................................................................55
    9.12        Severability....................................................................................................56
    9.13        Binding Effect; Assignment......................................................................................57
    9.14        Non-Recourse....................................................................................................57
    9.15        Counterparts....................................................................................................57


Exhibits
--------
Exhibit A - Shareholder Information
Exhibit B - Lease for Sharon Highway property
Exhibit C - Lease for 201 North property


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                          STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of November 17, 2003 (the "Agreement"), by and among North Atlantic Trading Company, Inc., a Delaware corporation ("Purchaser"), Bobby Stoker, Ronald Stoker, Judith Stoker Fisher, BSF Partners, L.P., a Tennessee limited partnership, JFS Partners, L.P., a Tennessee limited partnership and RBJ Machinery Co., LLC, a Tennessee limited liability company (each, a "Selling Stockholder" and, collectively, the "Selling Stockholders").

                              W I T N E S S E T H:

           WHEREAS, the Selling Stockholders own an aggregate of 1,130.376 shares of the Company's common stock, $1.00 par value per share (the "Shares"), which Shares constitute all of the issued and outstanding shares of capital stock of Stoker, Inc., a Tennessee corporation (the "Company");

           WHEREAS, the Selling Stockholders desire to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholders, the Shares for the purchase price and upon the terms and conditions hereinafter set forth; and

           WHEREAS, certain terms used in this Agreement are defined in Section 9.1;

           NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

                           SALE AND PURCHASE OF SHARES

           1.1 Sale and Purchase of Shares. Upon the terms and subject to the satisfaction or waiver of the conditions contained herein, on the Closing Date each Selling Stockholder shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from each Selling Stockholder, the Shares owned by such Selling Stockholder as set forth opposite such Selling Stockholder's name on Exhibit A hereto.

                                  ARTICLE II.

                           PURCHASE PRICE AND PAYMENT

           2.1 Amount of Purchase Price. Subject to adjustments as provided in Sections 2.3, 6.11 and 6.12, the aggregate purchase price for all of the Shares shall be Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00) (the "Purchase Price") and the purchase price per Share shall be $19,904.881 (the "Purchase Price Per Share").

           2.2 Payment of Purchase Price. On the Closing Date, Purchaser shall pay to each Selling Stockholder the Purchase Price per Share for each Share owned by such Selling Stockholder as set forth opposite such Selling Stockholder's name on Exhibit A, by wire transfer of immediately available funds to an account designated in writing by such Selling Stockholder to Purchaser not later than three (3) Business Days prior to the Closing Date.

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           2.3 Adjustment of Purchase Price.

           (a) The Selling Stockholders shall provide to Purchaser, their good faith estimate of Closing Working Capital (as defined below) not later than three (3) Business Days prior to the Closing, which estimate shall be reasonably acceptable to Purchaser.

           (b) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Stockholder Representative the Closing Statement (as defined below) and a certificate based on such Closing Statement setting forth Purchaser's calculation of Closing Working Capital (as defined below). The closing statement (the "Closing Statement") shall set forth the consolidated Net Working Capital of the Company as of the end of business on the Closing Date ("Closing Working Capital") and the components thereof. For purposes hereof, "Net Working Capital" means the current assets of the Company reduced by the current liabilities of the Company, in each case as determined in accordance with GAAP except as otherwise set forth on Schedule 2.3(b) (the "Agreed Principles").

           (c) If the Selling Stockholders disagree with Purchaser's calculation of Closing Working Capital delivered pursuant to Section 2.3(b), the Selling Stockholders may, within fifteen (15) days after delivery of the Closing Statement, deliver a notice to Purchaser disagreeing with such calculation and setting forth the Selling Stockholders' calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Selling Stockholders disagree and, except to the extent that other items or amounts are integrally related to those in dispute, the Selling Stockholders shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 2.3(b).

           (d) If a notice of disagreement shall be duly delivered pursuant to
Section 2.3(c), Purchaser and the Stockholder Representative shall, during the fifteen (15) days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Purchaser's calculation delivered pursuant to Section 2.3(b) nor more than the amount thereof shown in the Selling Stockholders calculation delivered pursuant to Section 2.3(c). If, during such period, Purchaser and the Stockholder Representative are unable to reach such agreement, they shall promptly thereafter cause KPMG LLP or, if such firm shall fail or refuse to serve in such capacity, another firm of certified public accountants selected by the parties hereto in accordance with the rules of the American Arbitration Association (the "Accounting Referee") to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement and the Selling Stockholders' calculation of Closing Working Capital as to which the Selling Stockholders have disagreed and any other items or amounts that are integrally related thereto. The Accounting Referee shall deliver to Purchaser and the Stockholder Representative, as


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promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and the Selling Stockholders. The cost of such review and report shall be borne equally by Purchaser, on the one hand, and the Selling Stockholders, on the other.

           (e) Purchaser and the Selling Stockholders shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 2.3, including, without limitation, making available, to the extent necessary, books, records, work papers and personnel.

           (f) If Final Working Capital (as defined below) is less than $2.0 million, the Purchase Price shall be decreased by the amount by which $2.0 million exceeds the Final Working Capital. If Final Working Capital is greater than $2.0 million, the Purchase Price shall be increased by the amount by which the Final Working Capital exceeds $2.0 million. For purposes hereof, "Final Working Capital" means the Net Working Capital as (i) shown on the Closing Statement pursuant to Section 2.3(b) if no timely and otherwise sufficient notice of disagreement is delivered to Purchaser in accordance with Section 2.3(c) or (ii) if a timely and otherwise sufficient notice of disagreement is delivered to Purchaser in accordance with Section 2.3(c), as determined pursuant to Section 2.3(d).

           (g) Within three Business Days after Final Working Capital has been determined pursuant to this Section 2.3, (i) Purchaser shall pay the amount of any increase in Purchase Price as determined pursuant to Section 2.3(f) to the Selling Stockholders by wire transfer of immediately available funds to each Selling Stockholder (to an account designated by such Selling Stockholder for such purpose) of his or her Proportionate Share thereof or (ii) the Selling Stockholders shall pay the amount of any decrease in the Purchase Price as determined pursuant to Section 2.3(f) to Purchaser (to an account designated by Purchaser for such purpose) by wire transfer of immediately available funds by each Selling Stockholder of his or her Proportionate Share thereof; provided, however, that the Selling Stockholders shall be jointly and severally liable to pay the total amount of any such decrease in the Purchase Price. The amount of any payment to be made pursuant to this Section 2.3 shall be accompanied by an amount equal to interest thereon from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest announced by Citibank, N.A. from time to time as its prime rate in New York City ("Prime Rate") in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

                                  ARTICLE III.

                             CLOSING AND TERMINATION

           3.1 Closing Date. Subject to the satisfaction of the conditions set forth in Article VII hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at 10:00 a.m. (New York City time) at the offices of Weil, Gotshal & Manges LLP, located


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at 767 Fifth Avenue, New York, NY on such date as the parties may designate in writing, which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those terms). The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date". Purchaser shall be responsible for the payment of any New York State share transfer tax.

           3.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

           (a) At the election of the Stockholder Representative or Purchaser on or after November 17, 2003 if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

           (b) by mutual written consent of the Stockholder Representative and Purchaser;

           (c) by written notice from Purchaser to the Stockholder Representative if any Material Adverse Change has occurred with respect to the Company;

           (d) by the Stockholder Representative or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

           (e) by the Stockholder Representative if there shall have been a material breach of any representation, warranty, covenant or other agreement on the part of Purchaser set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 7.2(a) or 7.2(b), as applicable, and is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of notice of such breach from the Stockholder Representative; or

           (f) by Purchaser if there shall have been a material breach of any representation, warranty, covenant or other agreement on the part of any of the Selling Stockholders set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 7.1(a) or 7.1(b), as applicable, and is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by any of the Selling Stockholders of notice of such breach from Purchaser.

           3.3 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or the Stockholder Representative, or both, pursuant to
Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser or the Stockholder Representative.

           3.4 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the


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date of such termination and such termination shall be without liability to
Purchaser, the Company or any Selling Stockholder; provided, however, that the obligations of the parties under any Confidentiality Agreement previously signed by the parties, this Section 3.4 and Article VIII shall survive any such termination and shall be enforceable and, provided, further, that nothing in this Section 3.4 shall relieve Purchaser or any Selling Stockholder of any liability for a breach of this Agreement prior to termination.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                           OF THE SELLING STOCKHOLDERS

           The Selling Stockholders, jointly and severally, hereby represent and warrant to Purchaser that:

           4.1 Authorization of Agreement. Each Selling Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate to be executed by such Selling Stockholder in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Selling Stockholder Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Selling Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by each Selling Stockholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Selling Stockholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Selling Stockholder, enforceable against each Selling Stockholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

           4.2 Conflicts; Consents of Third Parties.

           (a) Except as set forth on Schedule 4.2(a), none of the execution and delivery by any Selling Stockholder of this Agreement and the Selling Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by any Selling Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of any Selling Stockholder or the Company to make any payment under (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company or any Subsidiary; (ii) any Contract, or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iii) any statute, rule, regulation or Order of any Governmental Body applicable to the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary or any applicable Law, except that the Selling Stockholders make no representation regarding the applicability of antitrust laws with respect to the transactions contemplated hereby.


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
           (b) Except as set forth on Schedule 4.2(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Selling Stockholder or the Company in connection with the execution and delivery of this Agreement or the Selling Stockholder Documents, or the compliance by each Selling Stockholder with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Selling Stockholder of any other action contemplated hereby.

           4.3 Ownership and Transfer of Shares. Each Selling Stockholder is the record and beneficial owner of the Shares indicated opposite such Selling Stockholders name on Exhibit A, free and clear of any and all Liens. Each Selling Stockholder has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good title to such Shares, free and clear of any and all Liens.

           4.4 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

           4.5 Capitalization.

           (a) The authorized capital stock of the Company consists of 100,000 shares, 1,130.376 of which are issued and outstanding. The Shares constitute the only issued and outstanding shares of capital stock of the Company and are duly authorized for issuance, validly issued, fully paid and non-assessable.

           (b) There is no existing option, warrant, call, right, commitment or other agreement of any character to which any Selling Stockholder or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. None of the Selling Stockholders or the Company is a party to any voting trust or other voting agreement with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of any capital stock of the Company.

           4.6 Subsidiaries.

           (a) Schedule 4.6 sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner.


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
           (b) The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by Company or another Subsidiary are owned by it free and clear of any and all Liens, except as set forth in Schedule 4.6.

           (c) No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, commitment or agreement to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any additional shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary or other equity security of any Subsidiary.

           (d) Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and where a failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to own its properties and carry on its business as presently conducted.

           4.7 Corporate Records.

           (a) The Company has delivered to Purchaser true, correct and complete copies of the certificate of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company and each of its Subsidiaries.

           (b) The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to Purchaser are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

           4.8 Financial Statements.

           (a) The Company has delivered to Purchaser copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at January 31, 2003 and 2002 and the audited consolidated statements of income and of cash flows of the Company and its Subsidiaries for the years ended January 31, 2003, 2002 and 2001 and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2003 and the consolidated statements of income and cash flows of the Company and its Subsidiaries for the nine-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Each of the Financial Statements (A) is complete and correct in all material respects, (B) has been prepared in accordance with Regulation S-X under the Securities Exchange Act, (C) has been prepared in accordance with GAAP


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consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented and
(D) presents fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated.

           For the purposes hereof, the audited consolidated balance sheet of the Company and its Subsidiaries as at January 31, 2003 is referred to as the "Balance Sheet" and January 31, 2003 is referred to as the "Balance Sheet Date".

           (b) The Company and its Subsidiaries make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets. The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

           4.9 No Undisclosed Liabilities. Except as set forth on Schedule 4.9, neither the Company nor any Subsidiary has any indebtedness, obligations or Liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the Ordinary Course of Business since the Balance Sheet Date.

           4.10 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.10, since the Balance Sheet Date (i) the Company and its Subsidiaries have conducted their business in all material respects only in the Ordinary Course of Business and in substantially the same manner as previously conducted and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

               (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary having a replacement cost of more than $100,000 for any single loss or $250,000 for all such losses;

               (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by any Selling Stockholder or the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Subsidiary;

               (iii) neither the Company nor any Subsidiary has awarded or paid any bonuses to employees of the Company or any Subsidiary with respect to the fiscal year ended January 31, 2003, except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company's or any Subsidiary's directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

               (iv) there has not been any change by the Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

               (v) the Company has not made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

               (vi) neither the Company nor any Subsidiary has entered into any transaction or Contract or conducted its business other than in the Ordinary Course of Business;

               (vii) neither the Company nor any Subsidiary has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

               (viii) neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any member of the Selling Stockholders (except for the payment of compensation and expense reimbursement to members of the Selling Stockholders who are employees of the Company or its Subsidiaries in the Ordinary Course of Business);

               (ix) neither the Company nor any Subsidiary has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

               (x) neither the Company nor any Subsidiary has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;

               (xi) neither the Company nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;

               (xii) neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $250,000 in the aggregate;

               (xiii) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (xiv) neither the Company nor any Subsidiary has instituted or settled any material Legal Proceeding; and

               (xv) none of the Selling Stockholders nor the Company has agreed, arranged, or entered into an understanding to do anything set forth in this Section 4.10.

           4.11 Taxes. Except as set forth on Schedule 4.11,

           (a) (i) All Tax Returns required to be filed by or on behalf of the Company or any Subsidiary have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes due and owing by or on behalf of the Company or any Subsidiary have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and its Subsidiaries have made due and sufficient current accruals for such Taxes in the Financial Statements and their books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company or its Subsidiaries.

           (b) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods prior to Closing under all applicable Laws.

           (c) The Purchaser has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company and its Subsidiaries relating to the taxable periods since December 31, 2000 and (ii) any audit report issued within the last three years relating to Taxes due from or with respect to the Company or any of its Subsidiaries. No income or franchise Tax Returns that have been filed by or on behalf of the Company have been examined by any taxing authority.

           (d) Schedule 4.11(d) lists all material types of Taxes paid and material types of Tax Returns filed by or on behalf of the Company and its Subsidiaries and no claim has been made by a taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns such that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

           (e) Except as set forth on Schedule 4.11(e), all deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of the Company and its Subsidiaries have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have the Selling Stockholders, the Company or any of its Subsidiaries received any notice from any taxing authority that it intends to conduct such an audit or investigation.

           (f) Neither the Company nor any of its Subsidiaries or other Person (including any of the Selling Stockholders) on behalf of the Company or its Subsidiaries has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any taxing authority has proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any change in accounting methods that relate to the Company or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to
Section 7121 of the Code or any similar provision of Law with respect to the Company or any of its Subsidiaries, or (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed or for the assessment or collection of Taxes, which Taxes have not since been paid.

           (g) No property owned by the Company or any of its Subsidiaries is
(i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (iii) "tax-exempt bond financed property" within the meaning of
Section 168(g) of the Code, (iv) subject to Section 168(g)(1)(A) of the Code, or
(v) "limited use property" within the meaning of Rev. Proc. 76-30.

           (h) No Selling Stockholder is a foreign person within the meaning of
Section 1445 of the Code.

           (i) Neither the Company nor any of its Subsidiaries is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

           (j) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Purchaser, its Affiliates or their respective Affiliates by reason of Section 280(G) of the Code.

           (k) Except for the Private Letter Ruling, neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities.

           (l) There are no liens as a result of any Taxes upon any of the assets of the Company.

           (m) Neither the Company nor its Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes (other than the group, the common parent of which is the Company) nor has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of Law.

           (n) Neither the Company nor any of its Subsidiaries has constituted a "controlled corporation" (within the meaning of Section 355(a)(1)(A) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution which could otherwise constitute part of a "plan" or "series or related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

           (o) Except as set forth on Schedule 4.11(o), there is no taxable income of the Company or any of its Subsidiaries that will be required under applicable Tax Law to be reported by the Purchaser or its Affiliates, including the Company, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date.

           4.12 Real Property.

           (a) No real property or interests in real property are owned in fee by the Company or any of its Subsidiaries (individually, an "Owned Property" and collectively, the "Owned Properties"). Schedule 4.12(a) sets forth a complete and correct list of all real property and interests in real property leased by the Company and its Subsidiaries (individually, a "Real Property Lease" and the real properties specified in such leases, being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor. Each Real Property Lease is in full force and effect and all rent due thereon has been paid as required. The Company Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Company and its Subsidiaries and which are necessary for the continued operation of the business of the Company and its Subsidiaries as the business is currently conducted.

           (b) The Company and its Subsidiaries have a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and neither the Company nor any Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases and to the knowledge of the Selling Stockholders, no other party is in default thereof, and no party of the Real Property Leases has exercised any termination rights with respect thereto. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company and its Subsidiaries are in good operating condition and repair (subject to normal wear and tear). The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

           (c) The Company and its Subsidiaries have all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company and its Subsidiaries have fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit which would have a Material Adverse Effect on the Company.

           (d) There does not exist any actual or, to the knowledge of the Selling Stockholders, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Selling Stockholders has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

           (e) None of the Selling Stockholders or the Company or its Subsidiaries has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

           (f) Neither the Company nor any Subsidiary owns or holds, and is not obligated under or a party to, any option, right of first refusal or other Contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

           4.13 Tangible Personal Property.

           (a) Except as set forth on Schedule 4.13(a), the Company and its Subsidiaries have good and marketable title to all of the items of tangible personal property reflected on the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business consistent with past practice), free and clear of any and all Liens other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company and its Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used. The Company owns all assets necessary to operate its business consistent with past practice.

           (b) Schedule 4.13(b) sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $10,000 relating to personal property used in the business of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

           (c) The Company and each of its Subsidiaries have a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company or any of its Subsidiaries or, to the knowledge of the Selling Stockholders, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any Personal Property Lease has exercised any termination rights with respect thereto. Each of the Personal Property Leases is in full force and effect.

           4.14 Intellectual Property

           (a) The Company does not own any patents or registered copyrights. Except as disclosed in Schedule 4.14(a), the Company or its Subsidiaries are the sole and exclusive owners of all right, title and interest in and to all the Marks and pending applications filed by the Company or its Subsidiaries therefor. To the knowledge of the Selling Stockholders, the Company or its Subsidiaries are the sole and exclusive owners of, or have valid and continuing rights to use, sell and license, as the case may be, all other of the Intellectual Property and products used, sold or licensed by the Company or its Subsidiaries in the business as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses, if any, included in Schedule 4.14(a)).

           (b) The Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company or its Subsidiaries, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the products or technology in connection with the business as presently conducted, and the Company's or its Subsidiaries' present business practices and methods do not constitute an unauthorized use or misappropriation of any patent, copyright, trade secret or other similar right, of any Person and, to the knowledge of the Selling Stockholders, do not infringe, constitute an unauthorized use of, or violate any other right of any Person (including, without limitation, pursuant to any non-disclosure agreements or obligations to which the Company or its Subsidiaries or any of its present or former employees is a party). The Intellectual Property owned by or licensed to the Company includes all of the intellectual property rights necessary to enable the Company or its Subsidiaries to conduct their business in the manner in which such business is currently being conducted.

           (c) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in
Schedule 4.14(c), neither the Company nor any of it Subsidiaries is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted.

           (d) Schedule 4.14(d) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by the Company or its Subsidiaries.
Schedule 4.14(d) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

           (e) Schedule 4.14(e) sets forth a complete and accurate list of all Contracts to which Company, its Subsidiaries or the Selling Stockholders are a party (i) granting any Intellectual Property Licenses or (ii) containing a covenant not to compete or otherwise limiting its ability to (A) exploit fully any of the Intellectual Property or (B) conduct the business in any market or geographical area or with any Person.

           (f) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any Subsidiary is in default under any Intellectual Property License, nor, to the knowledge of the Company or the Selling Stockholders, is any other party to any Intellectual Property License in default thereunder, and to the knowledge of the Selling Stockholders, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

           (g) No Trade Secret or any other non-public, proprietary information material to the business of the Company as presently conducted has been authorized to be disclosed or, to the knowledge of the Selling Stockholders, has been actually disclosed by the Company to any employee or any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Intellectual Property. The Company and the Selling Stockholders have taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company or its Subsidiaries and any other confidential information, including invention disclosures, not covered by any patents owned or patent applications filed by the Company or its Subsidiaries, which measures are reasonable in the industry in which the Company operates. Except as disclosed on Schedule 4.14(g), each employee, consultant and independent contractor of the Company, has entered into a written non-disclosure and invention assignment agreement with the Company in a form reasonably satisfactory to the Company and provided to Purchaser.

           (h) As of the date hereof neither the Company nor its Subsidiaries are the subject of any pending or, to the knowledge of the Selling Stockholders, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, or violation by any Person against the Company or its Subsidiaries or challenging the ownership, use, validity or enforceability of, any material Intellectual Property. The Company has not received written (including, without limitation, by electronic mail) notice of any such threatened claim and, to the knowledge of the Selling Stockholders, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, or violation by any Person against the Company or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any material Intellectual Property. All of the Company's and its Subsidiaries' rights in and to material Intellectual Property are valid and enforceable.

           (i) To the knowledge of the Selling Stockholders, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company or its Subsidiaries, and no such claims have been made against any Person by the Company or its Subsidiaries.

           (j) There are no Orders to which the Company or its Subsidiaries are a party or by which the Company or its Subsidiaries are bound which restrict, in any material respect, the rights to use any of the Intellectual Property.

           (k) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser's right to own or use any of the Intellectual Property.

           (l) No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Company or its Subsidiaries. To the knowledge of the Selling Stockholders, no employee, consultant or independent contractor of the Company or its Subsidiaries are, as a result of or in the course of such employee's, consultant's or independent contractor's engagement by the Company or its Subsidiaries, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

           (m) Schedule 4.14(m) lists all written Contracts pursuant to which the Company has agreed to indemnify any other Person against any charge of infringement of any Intellectual Property

           (n) Schedule 4.14(n) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company or its Subsidiaries and is material to the operation of the business and (ii) all Software that is used by the Company or its Subsidiaries in the business that is not exclusively owned by the Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000.

           (o) Schedule 4.14(o), sets forth a complete and accurate list of all casings and tobacco blends for the Company's Tobacco Products as well as the names of all individuals with knowledge of the details of any such casings or tobacco blends. The parties hereby agree that Schedule 4.14(o) will be delivered at Closing and that the contents of this schedule will be kept confidential.

           4.15 Material Contracts.

           (a) Schedule 4.15 sets forth a list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (collectively, the "Material Contracts"):

               (i) Contracts with any Selling Stockholder or any current officer or director of the Company or any of its Subsidiaries;

               (ii) Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries;

               (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party;

               (iv) Contracts for the sale of any of the assets of the Company or any of its Subsidiaries other than in the Ordinary Course of Business or for the grant to any person of any preferential rights to purchase any of its assets;

               (v) joint venture alliance or partnership agreements;

               (vi) Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area;

               (vii) Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other person;

               (viii) Contracts relating to the borrowing of money, advances, loans or guarantees of Indebtedness;

               (ix) any other Contracts, other than Real Property Leases, which involve the expenditure of more than $50,000 in the aggregate or $25,000 annually or require performance by any party more than one year from the date hereof;

               (x) Contracts providing for severance, retention, change in control or other similar payments;

               (xi) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000; and

               (xii) Contracts that are otherwise material to the Company and its Subsidiaries.

           (b) There have been made available to Purchaser, and its representatives true and complete copies of all of the Material Contracts together with all amendments, modifications or supplements thereto.

           (c) Except as set forth on Schedule 4.15, all of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company and/or its Subsidiaries have performed in all material respects and, to the knowledge of the Selling Stockholders, the other parties thereto have performed in all material respects all obligations required to be performed under the Material Contracts. Neither the Company nor any Subsidiary is in default under any Material Contract, nor, to the knowledge of the Selling Stockholders, is any other party to any Material Contract in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto.

           4.16 Employee Benefits Plans.

           (a) Schedule 4.16(a) sets forth a correct and complete list of: (i) all "employee benefit plans" as defined in Section 3(3) of ERISA, including any "multiemployer plans" as defined in Section 3(37) of ERISA ("Multiemployer Plans"), (ii) all other benefit arrangements or payroll practices, including, without limitation, bonus or other incentive compensation, stock or equity-related award, restricted stock, stock ownership, stock purchase, stock option, stock appreciation right, phantom stock, deferred compensation, profit-sharing, retirement, severance, retention, sick leave, vacation, salary continuation, leave of absence, layoff, disability, hospitalization, medical, life insurance, accident, employee loan, educational assistance, scholarship, dependent care assistance, legal assistance, cafeteria, club membership, employee discount and fringe Company Plans, programs, agreements or arrangements, and (iii) all employment, consulting, termination, severance, retention, change in control and individual compensation agreements or arrangements; in each case which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) (collectively, the "Company Plans"). None of the Company Plans is subject to Title IV of ERISA ("Title IV Plan"), and neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has ever had any obligation (contingent or otherwise) with respect to any Title IV Plan, except as set forth in Schedule 4.16(a).

           (b) True, correct and complete copies of the following documents (if applicable), with respect to each of the Company Plans, have been delivered to
Purchaser: (i) the most recent document constituting the Company Plan and related trust documents and insurance contracts, and all amendments thereto,
(ii) the most recent Forms 5500 and attached schedules filed with the Internal Revenue Service, (iii) the most recent financial statements and actuarial valuations (including for purposes of Financial Accounting Standards Board reports nos. 87, 106 and 112), (iv) the most recent Internal Revenue Service determination letter, (v) the most recent summary plan description (including letters or other documents updating such descriptions) and all related summaries of material modifications, and (vi) a written description of any non-written Company Plan or any non-written agreement relating to any Company Plan.

           (c) Each of the Company Plans intended to qualify under Section 401 of the Code so qualifies, the trust maintained thereto is exempt from federal income taxation under Section 501 of the Code, each such plan has applied for a favorable determination letter as to its qualified status from the Internal Revenue Service and indicating that such plan meets the requirements of GUST (as that term is defined in IRS Revenue Procedure 2002-6, 2002-1 I.R.B. 203), and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or Tax under ERISA or the Code.

           (d) Each of the Company Plans complies, and has been administered and operated in compliance, in all material respects in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and as disclosed on Schedule 4.16(d). No individual who has performed services for any of the Company Entities has been improperly excluded from participation in any Company Plan. There are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the Internal Revenue Service or the United States Department of Labor with respect to any Company Plan. Neither the Company nor any of its Subsidiaries nor any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of
Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

           (e) Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan. Purchaser shall not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA which it would not have had but for the consummation of the transactions contemplated by this Agreement.

           (f) All contributions, premiums and other payments required by Law or by the terms of any Company Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any fund or trust established thereunder or in connection therewith, no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code, and all contributions, liabilities or expenses of any Company Plan (including workers' compensation) for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the Closing Statement on or prior to the Closing Date.

           (g) Except as set forth on Schedule 4.16(a), there is no "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans. Subject to Section 6.13, each of the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation ("PBGC") to determine the level of funding required in the event of the termination of a Title IV Plan and the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

           (h) There has been no "reportable event" (as defined in Section 4043 of ERISA) with respect to the Title IV Plans that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

           (i) Neither the Company nor any its Subsidiaries nor any of their respective ERISA Affiliates has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been paid.

           (j) No liability under any Company Plan or Title IV Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor's Corporation or the equivalent by any other nationally recognized rating agency.

           (k) Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, or any organization to which the Company or any of its Subsidiaries is a successor corporation or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.

           (l) There are no pending or, to the knowledge of the Selling Stockholders, threatened actions, claims or lawsuits which have been asserted or instituted against any of the Company Plans, the assets of any such plans, or the plan sponsor, plan administrator or any fiduciary of the Company Plans with respect to the administration or operation of such plans (other than routine, uncontested benefit claims in the ordinary course of business), and there are no facts or circumstances which could form the basis for any such action, claim or lawsuit.

           (m) There has been no material violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Company Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Company Plans. Any bonding required with respect to the Company Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

           (n) Neither the Company nor any of its Subsidiaries provides, or is obligated to provide, any life insurance or health benefits, including prescription drugs (whether or not insured) to any individual after his or her termination of employment or service with the Company or any of its Subsidiaries, except as may be required under COBRA and at the expense of the individual or the individual's beneficiary. Each of the Company, its Subsidiaries and their respective ERISA Affiliates which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of COBRA and the regulations thereunder.

           (o) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

           (p) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

           (q) No stock or other security issued by the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Plan.

           (r) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes.

           (s) The Company does not and has not maintained a Plan described in
Section 4(b)(4) of ERISA (a "Foreign Plan").

           4.17 Employees and Labor.

           (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries.

           (b) No labor organization or group of employees of the Company or any of its Subsidiaries has ever made a pending demand for recognition, and there has never been any representation or certification proceeding, or petition seeking a representation proceeding, pending or, to the knowledge of the Selling Stockholders, threatened to be brought or filed, with the National Labor Relations Board, other labor relations tribunal or Governmental Body with respect to the Company or any of its Subsidiaries. There has never been any organizing activity involving the Company or any of its Subsidiaries by any labor organization or group of employees of the Company or any of its Subsidiaries.

           (c) There has never been any strikes, work stoppages, slowdowns, picketing, walkouts, lockouts, other job actions, arbitrations, grievances, unfair labor practice charges or complaints or other labor disputes pending or, to the knowledge of the Selling Stockholders, threatened against or involving the Company or any of its Subsidiaries and, to the knowledge of the Selling Stockholders, there are no acts or circumstances which could form the basis for any of the foregoing.

           (d) Except as disclosed on Schedule 4.17(d), there are no complaints, charges, actions, claims or lawsuits against the Company or any of its Subsidiaries pending or, to knowledge of the Selling Stockholders, threatened, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or services, termination of employment or services, or failure to employ or retain by the Company or any of its Subsidiaries of any individual, including but not limited to claims under ERISA, the Civil Rights laws, Americans with Disabilities Act, Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Pregnancy Discrimination Act, Equal Pay Act, Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act and any similar state or local Law ("WARN"), and Family and Medical Leave Act, and, to the knowledge of the Selling Stockholders, there are no facts or circumstances which could form the basis for any of the foregoing. There are no pending or, to the knowledge of the Selling Stockholders, threatened investigations of or relating to the Company or any of its Subsidiaries by any Governmental Body responsible for the enforcement of labor or employment Laws. Each of the Company and its Subsidiaries is in compliance with all Laws and Orders relating to the employment of labor, including all such Laws and Orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax except for immaterial non-compliance. There has been no "mass layoff" or "plant closing" (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six months prior to Closing.

           4.18 Litigation. Except as set forth in Schedule 4.18, there is no Legal Proceeding pending or, to the knowledge of the Selling Stockholders, threatened against the Company or any of its Subsidiaries (or to the knowledge of the Selling Stockholders, pending or threatened, against any of the officers, directors or employees of the Company or any of its Subsidiaries with respect to their business activities on behalf of the Company), or to which the Selling Stockholders or the Company or any of its Subsidiaries is otherwise a party, before any Governmental Body; nor to the knowledge of the Selling Stockholders is there any reasonable basis for any such Legal Proceeding. Neither the Company nor any Subsidiary is subject to any Order except to the extent the same are not reasonably likely individually or in the aggregate to have a Material Adverse Effect. Except as set forth in Schedule 4.18, neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.

           4.19 Compliance with Laws; Permits.

           (a) The Company and its Subsidiaries are in compliance in all material respects with all Laws of any Governmental Body applicable to its business, operations or assets. Neither the Company nor any Subsidiary have received any notice or been charged with the violation of any Laws. To the knowledge of the Selling Stockholders, neither the Company nor any Subsidiary is under investigation with respect to the violation of any Laws and, to the knowledge of the Company or the Selling Stockholders, there are no facts or circumstances which could form the basis for any such violation.

           (b) Schedule 4.19 contains a list of all Permits which are held by the Company or its Subsidiaries for the operation of the business as presently conducted and as presently intended to be conducted. The Company and its Subsidiaries currently have all Permits which are required for the operation of the business as presently conducted.

           (c) Neither the Company nor its Subsidiaries are in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any Permit to which it is a party, to which the business is subject or by which its properties or assets are bound, and to the knowledge of the Selling Stockholders, there are no facts or circumstances which could form the basis for any such default or violation.

           4.20 Tobacco Matters.

           (a) The licenses, approvals, consents, franchises and other permits described on Schedule 4.20(a) are in full force and effect, and such licenses, approvals, consents, franchises and Permits constitute all of the licenses, approvals, consents, franchises and Permits that are required under the Tobacco Laws as of the date of this Agreement to permit the Company and its Subsidiaries to conduct its business operations as currently conducted.

           (b) Except as set forth on Schedule 4.20(b), (i) no written notices of any violation or alleged violation of any Tobacco Law relating to the operations or properties of the Company or its Subsidiaries have been received by the Selling Stockholders, the Company or its Subsidiaries, (ii) the Company or its Subsidiaries are in material compliance with all Tobacco Laws and (iii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or, to the knowledge of the Selling Stockholders, investigations pending or, to the knowledge of the Selling Stockholders, threatened, against the Company or its Subsidiaries, and, to the knowledge of the Selling Stockholders, there are no disputes involving the Company or its Subsidiaries, relating to compliance with any Tobacco Laws.

           (c) Except as set forth in Schedule 4.20(c), neither the Company nor any of its Subsidiaries have made any written Health Claims in or on any packaging, label, marketing or promotional materials used or held for use by the Company or any Subsidiaries in marketing any (a) product that contains nicotine, is intended to be burned or heated under ordinary conditions of use, and consists of or contains (i) any roll of tobacco wrapped in paper or in any substance not containing tobacco; (ii) tobacco, in any form, that is functional in the product, which, because of its appearance, the type of tobacco used in the filler, or its packaging and labeling, is likely to be offered to, or purchased by, consumers as a cigarette; or (iii) any roll of tobacco wrapped in any substance containing tobacco which, because of its appearance, the type of tobacco used in the filler, or its packaging and labeling, is likely to be offered to, or purchased by, consumers as a cigarette described in clause (i) of this definition, including "roll-your-own" tobacco, which means any tobacco which, because of its appearance, type, packaging, or labeling is suitable for use and likely to be offered to, or purchased by, consumers as tobacco for making cigarettes, (b) any smokeless tobacco products, including but not limited to chew products or moist snuff, or (c) pipe tobacco products ("Tobacco Products"). For the purposes of this Section 4.20, the term "Health Claims" means any claims that using Tobacco Products marketed by the Company or any Subsidiaries is not injurious to human health or less injurious to human health than using Tobacco Products marketed by other companies.

           4.21 Environmental Matters. Except as set forth on Schedule 4.21 hereto:

           (a) the operations of the Company and each of its Subsidiaries are and have been in material compliance with all applicable Environmental Laws which compliance includes obtaining, maintaining in good standing and complying with all Permits required by Environmental Laws ("Environmental Permits") and no action or proceeding is pending or, to the knowledge of the Selling Stockholders, threatened to revoke, modify or terminate any such Environmental Permit and, to the knowledge of the Selling Stockholders, no facts, circumstances or conditions currently exist that could adversely affect such continued material compliance with Environmental Laws and Environmental Permits;

           (b) neither the Company nor any of its Subsidiaries is the subject of any outstanding written order or Contract with any Governmental Body or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

           (c) no claim has been made or is pending, or to the knowledge of the Selling Stockholders, threatened against the Company or any Subsidiary alleging that the Company or any of its Subsidiaries may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law;

           (d) to the knowledge of the Selling Stockholders no facts, circumstances or conditions exist with respect to the Company or any of the Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries arranged for the storage, disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any of its Subsidiaries incurring unbudgeted Environmental Costs and Liabilities;

           (e) to the knowledge of the Selling Stockholders, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company or any of its Subsidiaries pending or, to the knowledge of the Selling Stockholders, threatened which could lead to the imposition of any Environmental costs and liabilities or liens under Environmental Law;

           (f) there is not located at any of the properties of the Company or any of its Subsidiaries any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls;

           (g) the transaction contemplated hereunder does not require the consent of or filings with any Governmental Body with jurisdiction over the Company or the Subsidiaries and environmental matters, and no real estate owned or leased by the Company or any Subsidiary is located in New Jersey or Connecticut; and

           (h) the Selling Stockholders have provided to Purchaser all environmental audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

           4.22 Insurance. The Company and its Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the Company or any of its Subsidiaries is a party or by which it is bound. Set forth in Schedule 4.22 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or any of its Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. Except as set forth on Schedule 4.22, no event relating to the Company or any of its Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been canceled within the last two (2) years and, to the knowledge of the Selling Stockholders, no threat has been made to cancel any insurance policy of the Company or any of its Subsidiaries during such period. Except as noted on
Schedule 4.22, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including, without limitation, the failure by the Company or any of its Subsidiaries to give any notice or information or the Company or any of its Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of its Subsidiaries under any such insurance policies.

           4.23 Inventories; Receivables; Payables.

           (a) The inventories of the Company and its Subsidiaries are in good and merchantable condition, and are saleable in the Ordinary Course of Business. The inventories of the Company and its Subsidiaries set forth in the Balance Sheet were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for excess, obsolete or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The inventories of the Company and its Subsidiaries constitute sufficient quantities for the normal operation of business in accordance with past practice.

           (b) All accounts and notes receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and payable on ordinary trade terms. All accounts and notes receivable of the Company and its Subsidiaries reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

           (c) All accounts payable of the Company and its Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

           4.24 Related Party Transactions.

           (a) Except as set forth on Schedule 4.24, no member of the Selling Stockholders has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company. Except as set forth in Schedule 4.24, no member of the Selling Stockholders (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries,
(B) engaged in a business related to the business of the Company or any of its Subsidiaries, or (C) a participant in any transaction to which the Company or any of its Subsidiaries is a party or (ii) is a party to any Contract with the Company or any of its Subsidiaries.

           (b) Each Contract between the Company or any Subsidiary, on the one hand, and any member of the Selling Stockholders, on the other hand, is on commercially reasonable terms no more favorable to any party thereto than what any third party negotiating on an arms-length basis could expect.

           4.25 Customers and Suppliers. Schedule 4.25 sets forth a list of the twenty (20) largest customers and the twenty (20) largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases there from or thereby, during each of the fiscal years ended January 31, 2003 and January 31, 2002, showing the approximate total sales and the types of products sold by the Company and its Subsidiaries to each such customer and the approximate total purchases and types of materials purchased by the Company and its Subsidiaries from each such supplier, during such period. Since the Balance Sheet Date, there has not been any material adverse change in the business relationship of the Company and its Subsidiaries with any customer or supplier listed on Schedule 4.25 and to the knowledge of the Selling Stockholders, no customer or supplier listed on Schedule 4.25 has notified the Company or its Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or any of its Subsidiaries.

           4.26 Banks. Schedule 4.26 contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.26, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

           4.27 Disclosure. This Agreement and the Selling Stockholder Documents and their respective schedules and exhibits delivered by or on behalf of the Selling Stockholders hereunder and thereunder are true, correct and complete in all material respects. No representation or warranty of the Selling Stockholders contained in this Agreement or in any of the Selling Stockholder Documents and no written statement made by or on behalf of the Selling Stockholders to Purchaser or any of its Affiliates pursuant to this Agreement or any of the Selling Stockholder Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

           4.28 Financial Advisors. Except as set forth on Schedule 4.28, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholders or the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

                                   ARTICLE V.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser hereby represents and warrants to the Selling Stockholders that:

           5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

           5.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This

Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

           5.3 Conflicts; Consents of Third Parties.

           (a) Except as set forth on Schedule 5.3, none of the execution and delivery by Purchaser of this Agreement and of Purchaser Documents, consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any Governmental Body or authority by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

           (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

           5.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or obtain substantial damages in connection with the consummation of the transactions contemplated hereby.

           5.5 Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

           5.6 Financial Advisors. Except as set forth on Schedule 5.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

                                  ARTICLE VI.

                                  COVENANTS

           6.1 Access to Information. The Selling Stockholders agree that, prior to the Closing Date, they shall cause the Company and its Subsidiaries to permit Purchaser, through its officers, employees and representatives (including, without limitation, its legal and financial advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Selling Stockholders shall cooperate, and shall cause the Company and its Subsidiaries to cooperate, fully therein. No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Selling Stockholders contained in this Agreement or the Selling Stockholder Documents. In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Selling Stockholders shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

           6.2 Conduct of the Business Pending the Closing.

           (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser (which consent shall not unreasonably be withheld), the Selling Stockholders shall cause the Company and its Subsidiaries to:

               (i) conduct the respective businesses of the Company and its Subsidiaries only in the Ordinary Course of Business;

               (ii) use their best efforts to (A) preserve their present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and its Subsidiaries and (B) preserve their present relationship with Persons having business dealings with the Company and its Subsidiaries;

               (iii) maintain (A) all of the assets and properties of the Company and its Subsidiaries in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company and its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

               (iv) (A) maintain the books, accounts and records of the Company and its Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply in all material respects with all contractual and other obligations applicable to the operation of the Company and its Subsidiaries; and

               (v) comply in all material respects with applicable laws, including, without limitation, Environmental Laws.

           (b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser, the Selling Stockholders shall cause the Company and its Subsidiaries not to:

               (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

               (ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of its Subsidiaries;

               (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of its Subsidiaries;

               (iv) amend the certificate of incorporation or by-laws of the Company or any of its Subsidiaries;

               (v) (A) increase the annual level of compensation of any employee of the Company or any of its Subsidiaries, (B) increase the annual level of compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective executive officers,
          (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of its Subsidiaries is a party or involving a director, officer or employee of the Company or any of its Subsidiaries in his or her capacity as a director, officer or employee of the Company or any of its Subsidiaries;

               (vi) incur or assume any Indebtedness;

               (vii) subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries;

               (viii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company and its Subsidiaries;

               (ix) cancel or compromise any debt or claim or waive or release any material right of the Company or any of its Subsidiaries except in the Ordinary Course of Business;

               (x) enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $25,000 for any individual commitment and $50,000 for all commitments in the aggregate;

               (xi) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

               (xii) introduce any material change with respect to the operation of the Company or any of its Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, make any change in any of its product lines or make any material change in product specifications or prices or terms of distributions of such products;

               (xiii) permit the Company or any of its Subsidiaries to enter into any transaction or to make or enter into any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

               (xiv) except as provided on Schedule 6.2(a), permit the Company or any of its Subsidiaries to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

               (xv) except as provided on Schedule 6.2(b), and except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, permit the Company or any of its Subsidiaries to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Selling Stockholder, any Affiliate or family member of any Selling Stockholder, or director, officer or employee of the Company or its Affiliates (other than the continuation of current salary and benefit arrangements for employees of the Company and its Subsidiaries);

               (xvi) make or rescind any election relating to Taxes, settle or compromise any claim relating to Taxes, or except as required by applicable law or GAAP, make any change to any of its accounting or Tax reporting principles, methods or practices;

               (xvii) enter into any Contract or commitment which restrains, restricts, limits or impedes the ability of the Company or any of its Subsidiaries to compete with or conduct any business or line of business in any geographic area;

               (xviii) agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Selling Stockholders in this Agreement or the Selling Stockholder Documents untrue or incorrect in any material respect; or

               (xix) enter into an agreement to become a participating manufacturer under the Master Settlement Agreement with respect to the business of the Company or its Subsidiaries.

           6.3 Consents. The Selling Stockholders shall use (and shall cause the Company and its Subsidiaries to use) their reasonable best efforts, and Purchaser shall cooperate with the Selling Stockholders, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.2 hereof.

           6.4 Further Assurances. Each of the Selling Stockholders and Purchaser shall use its commercially reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

           6.5 Preservation of Records. Subject to Section 8.5(d), hereof (relating to the preservation of Tax records), the Selling Stockholders and Purchaser agree that each of them shall preserve and keep the records held by them relating to the business of the Company and its Subsidiaries for a period of five (5) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Selling Stockholders, the Company or its Subsidiaries or Purchaser or any of their Affiliates or in order to enable the Selling Stockholders or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Selling Stockholders or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

           6.6 Publicity. None of the Selling Stockholders nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or the Selling Stockholders, disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

           6.7 Use of Name. The Selling Stockholders hereby agree that upon the consummation of the transactions contemplated hereby, Purchaser and the Company shall have the sole right to the use of the names "Stoker, Inc.", "RBJ Sales, Inc." and "Fred Stoker & Sons, Inc." and any service marks, trademarks, trade names, logos, emblems, signs or insignias related thereto (but not the name RBJ Machinery LLC or any related service marks, trademarks, trade names, logos, emblems, signs or insignias) and, the Selling Stockholders shall not, and shall cause their Affiliate not to, use such name or any variation or simulation thereof in any business involving the manufacture, packaging, or importing of tobacco products for sale or distribution within the United States or any related business.

           6.8 Environmental Matters.

           (a) The Company shall permit, and the Selling Stockholders shall cause the Company to permit, Purchaser and Purchaser's environmental consultant, to conduct such investigations (including investigations known as "Phase I" and "Phase II" environmental Site Assessments) of the environmental conditions of any real property owned, operated or leased by or for the Company or any Subsidiary and the operations conducted there at (subject to any limitations contained in valid, previously executed leases as Purchaser, in its sole discretion, shall deem necessary or prudent ("Purchaser's Environmental Assessments"). Purchaser's Environmental Assessment shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company.

           (b) The Company shall, and the Selling Stockholders shall cause the Company, to promptly file all materials required by Environmental Laws as a result of or in furtherance of the transaction contemplated hereunder, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Company's business. Purchaser shall cooperate with Selling Stockholders with respect to such filings.

           6.9 Cooperation with Financing. In order to assist Purchaser with any financing relating to the transactions contemplated hereby, the Selling Stockholders shall, and shall cause the Company and its Subsidiaries to, provide such assistance and cooperation as Purchaser and its Affiliates may reasonably request, including, but not limited to, cooperation in the preparation of any offering memorandum or similar document, cooperating with initial purchasers or placements agents, cooperation with prospective lenders in performing their due diligence, performing environmental assessments and causing the Company's auditors to provide such opinions or "comfort letters" as may be reasonably requested by the initial purchasers or placement agents for any securities to be issued by Purchaser.

           6.10 Escrow Obligations Under Qualifying Statutes.

           (a) The Selling Stockholders shall cause the Company and each of its Subsidiaries to be in compliance on the Closing Date with the Qualifying Statutes to which it is subject, including, without limitation, by making payment of the amount of any and all Escrow Obligations required to be paid into the Company's escrow accounts maintained in accordance with the Qualifying Statutes, and any other statutory or penalty payments required under the Qualifying Statutes, as shall be necessary, as determined by the Applicable States (as defined below).

           (b) The Selling Stockholders shall provide to Purchaser, at least five (5) Business Days prior to the Closing Date, based on the shipping records of the Company and each of its Subsidiaries relating to sales of Tobacco Products into the Applicable States in form and substance reasonably satisfactory to Purchaser, a spread sheet setting forth the number of ounces of roll-your-own tobacco products sold in each Applicable State and the Escrow Obligations of the Company and its Subsidiaries in each Applicable State during calendar year 2003 through and including October 31st, 2003 (the "Estimated 2003 Pre-Closing Escrow Obligations"). No later than five (5) Business Days after the Closing Date, Selling Stockholders shall deliver to Purchaser a spread sheet setting forth the number of ounces of roll-your-own tobacco products sold in each Applicable State and the Escrow Obligations of the Company and its Subsidiaries in each Applicable State from November 1, 2003 through and including the Closing Date. The Selling Stockholders and Purchaser agree to use their best efforts to reach agreement on the amount of the Estimated 2003 Pre-Closing Escrow Obligations in each Applicable State. If Purchaser and the Selling Stockholders are unable to reach such agreement, they shall promptly thereafter cause the Accounting Referee to review this Agreement and the shipping records of the Company and each of its Subsidiaries relating to sales into the Applicable States for the purpose of calculating the Estimated 2003 Pre-Closing Escrow Obligations (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). The Accounting Referee shall deliver to Purchaser and the Selling Stockholders, as promptly as practicable (but in any case no later than ten (10) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and the Selling Stockholders. The cost of such review and report shall be borne equally by Purchaser, on the one hand, and the Selling Stockholders, on the other. The amount of the Estimated 2003 Pre-Closing Escrow Obligations, as determined pursuant to this Section 6.10(b), shall be deposited on the Closing Date into a separate account of the Company (the "Separate Account") by the Company or a Subsidiary (in which event such amount, to the extent not otherwise reflected as a liability on the Closing Date Balance Sheet, shall be so reflected) or the Selling Stockholders.

           (c) The amount of the obligations of the Company and its Subsidiaries to pay Escrow Obligations in respect of calendar year 2003 prior to and including the Closing Date (the "2003 Pre-Closing Escrow Obligations") shall, as between Purchaser and the Selling Stockholders, be determined as provided in this Section 6.10.

           (d) On the Closing Date, Purchaser and the Selling Stockholders jointly shall cause the Company to notify the tobacco enforcement section (or comparable department) of the office of the Attorney General (or other applicable regulatory office) for each State and the District of Columbia for which Qualifying Statutes apply (each "Applicable State"), of the Closing and the transfer of the Shares to Purchaser effective as of the Closing Date. Such notice shall request that the applicable agency in each Applicable State confirm to Purchaser, with a copy to the Selling Stockholders, the number of units of Tobacco Products the Company or any Subsidiary sold on or prior to the Closing Date and the amount of the Escrow Obligations in respect thereof (such confirmed amount being referred to as the "Final 2003 Pre-Closing Escrow Obligations" with respect to such Applicable State). In the event that the confirmation of any Applicable State indicates that the portion of the Estimated 2003 Pre-Closing Escrow Obligations relating to such Applicable State exceeded the Final 2003

Pre-Closing Escrow Obligations relating to such Applicable State, the excess amount will promptly be distributed from the Separate Account to the Selling Stockholders. In the event that the confirmation of any Applicable State indicates that the Final 2003 Pre-Closing Escrow Obligations for such Applicable State exceeded the Estimated 2003 Pre-Closing Escrow Obligations relating to such Applicable State, the Selling Stockholders shall, within five Business Days after receiving notice thereof, contribute an amount equal to such excess to the Separate Account.

           (e) In the event that any Applicable State does not provide the confirmation requested pursuant to Section 6.10(d) on or before April 1, 2004, the 2003 Pre-Closing Escrow Obligations, as determined by the shipping records of the Company and each of its Subsidiaries, shall be the Final 2003 Pre-Closing Escrow Obligations for purposes hereof; provided, however, if any Applicable State subsequently asserts that the Company's Escrow Obligations for 2003 are greater or less than the Escrow Obligations paid based on the shipping records of the Company and each of its Subsidiaries for 2003 and any amount is either paid to or refunded in respect of such difference, the Selling Stockholders shall promptly pay to the Company the Applicable Fraction of any such greater amount or the Company shall promptly pay to the Selling Stockholders the Applicable Fraction of any such lesser amount. For purposes hereof, the "Applicable Fraction" shall mean the number of units of Tobacco Products shipped into the Applicable State during 2003 prior to the Closing Date and the denominator is the number of tobacco products shipped by the Company and its Subsidiaries into the Applicable State during the sales year 2003, in each case as determined by the shipping records of the Company and each of its Subsidiaries.

           (f) The payments required by subsections (d) and (e) (whether to or by the Selling Stockholders) shall be made no later than April 1, 2004. The obligations of the Selling Stockholders to contribute to the Separate Account shall be joint and several. The distribution by the Company of the excess funds to the Selling Stockholders, if any, shall be made in Proportionate Shares to the Selling Stockholders.

           6.11 Private Letter Ruling. The Company has in process a request for the Private Letter Ruling. If a favorable ruling (whether pursuant to the Private Letter Ruling or otherwise) is issued and the Company determines to claim a deduction based on the ruling, the Company (i) shall use reasonable commercial efforts to obtain any refund of taxes paid by the Company to which the Company is entitled by reason of the ruling and shall pay the actual amount of any refunds actually received (less any costs and expenses of the Company incurred in connection with or arising out of obtaining such refunds) to the Selling Stockholders, in their respective Proportionate Shares, as additional Purchase Price, within ten days after the receipt thereof and (ii) to the extent the deduction creates a loss carryforward for the Company, the Company shall pay to the Selling Stockholders, in their respective Proportionate Shares, as additional Purchase Price, the present value of the amount of the loss carryforward on the assumption that the loss carryforward will be utilized ratably over a three-year period (or such lesser period as the Company expects, as of the time when the ruling is granted, to use such carryforward) and utilizing a 10% discount rate. Baker, Donelson, Bearman, Caldwell & Berkowitz, or other counsel reasonably acceptable to Purchaser, shall represent the Company in the Ruling request and the Selling Stockholders shall have the right to direct counsel in this matter subject to the approval and consent of the Company (which approval and consent will not be unreasonably withheld), it being understood that the Company would be reasonable in withholding its consent and approval if, among other things, the granting of a favorable Ruling is conditioned or otherwise based upon (i) any waiver or relinquishment of the Company's right to receive a return of any escrow deposits under the Qualifying Statutes or (ii) any other action or matter that is contrary to the ongoing interests of the Company.

           6.12 Allocable Share Refunds.

           (a) The Company has asserted its right to receive an allocable share refund pursuant to the Qualifying Statutes with respect to Applicable States for the sales years 1999, 2000, 2001 and 2002 in the amounts listed on Schedule 6.12 (each, a "CAP Release"). The Company has previously provided to the Purchaser its calculation of each CAP Release. The Selling Stockholders shall be entitled to retain the amounts of any distributions from the Company's Qualifying Statutes escrow accounts in respect of each such CAP Release requested prior to the Closing.

           (b) With respect to the sales year 2003, the Selling Stockholders shall be entitled to a portion of any CAP Release for units sold in sales year 2003 on or before the Closing Date, in the event that the CAP Release efforts are successful on or before December 31, 2005. The determination of the number of units of Tobacco Products for the entire sales year 2003 shall be based on the shipping records of the Company and each of its Subsidiaries of sales into the Applicable States and shall be in form and substance reasonably satisfactory to Purchaser. With respect to any CAP Release relating to sales year 2003, the Selling Stockholders shall be entitled to an amount thereof equal to the product of (i) the applicable 2003 CAP Release amount and (ii) a fraction, the numerator of which is the number of units of Tobacco Products sold by the Company into such Applicable State in 2003, prior to and including the Closing Date, as determined by the shipping records of the Company and each of its Subsidiaries and the denominator of which is the number of units sold by the Company for the 2003 year as determined by the shipping records of the Company and each of its Subsidiaries. The Selling Stockholders and the Company shall work together and use reasonable commercial efforts to effectuate the payment of any CAP Release from the Applicable States; provided, however, that the Company shall not be required to institute legal proceedings against any Applicable State or take any other action that might prejudice its treatment by the Applicable State on a going-forward basis and, provided further, the Selling Stockholders shall promptly reimburse the Company (upon submission of documentation therefor) for any costs or expenses incurred by the Company in connection with the CAP Release efforts. Purchaser shall deliver, or cause the Company to deliver, to the Stockholder Representative a copy of any correspondence between the Company and any Applicable State in respect of CAP Release efforts. Purchaser shall have no liability to any party to this Agreement in the event that the CAP Release efforts are unsuccessful.

           6.13 Pension Plan. The parties intend and agree that the Company shall terminate its pension plan (the "Plan") fifteen (15) days after the Closing Date and the Selling Stockholders shall be responsible for any and all costs and expenses related to such termination. Prior to the Closing Date, the

Company shall request and obtain from its actuary an estimate of the amount of money required to fund the Company's pension plan obligations. At Closing, the Selling Stockholders hereby direct the Purchaser to deposit $750,000 of the Purchase Price with _______________, as escrow agent (the "Pension Escrow Agent") under an escrow agreement by and among the Selling Stockholders, Purchaser and the Escrow Agent dated the Closing Date (the "Pension Escrow Agreement"), which $750,000 represents an estimate of the amount required to fund such obligations (such $750,000 deposited into such escrow together with any interest or income actually earned thereon being referred to as the "Pension Escrow Fund"). The Selling Stockholders are the Plan Trustees (as defined in the
Plan) and hereby are designated as the agent to the Company and its Subsidiaries for the purpose of terminating the plan, including but not limited to filings with the IRS and the PBGC and distribution of the assets from the plan. Within ten (10) days after receiving the final determination by the IRS and PBGC of the amount required to fund the Plan, the Selling Stockholders shall give notice to the Company. To the extent the actual amount exceeds the Pension Escrow Fund, the Selling Stockholders shall pay such excess amount (for which they agree to be jointly and severally liable) to the Pension Escrow Agent, which payment shall be added to the Pension Escrow Fund and the Stockholder Representative, acting on behalf of the Selling Stockholders, and the Purchaser shall jointly instruct the Pension Escrow Agent to pay the Pension Escrow Fund as required to satisfy the Company's pension plan obligations. To the extent the Pension Escrow Fund exceeds the actual amount, the Stockholder Representative, acting on behalf of the Selling Stockholders, and the Purchaser shall jointly instruct the Pension Escrow Agent to (i) pay such portion of the Pension Escrow Fund as required to satisfy the Company's pension plan obligations and (ii) pay the balance of the Pension Escrow Fund to the Selling Stockholders in their respective Proportionate Shares. In the event that the Selling Stockholders do not make any payment required by the penultimate sentence within ten (10) days after receipt of the notice referred to above, any such payment shall be accompanied by an amount equal to interest thereon from the date of such notice until the date of payment at the Prime Rate in effect during such period.

           6.14 Post-Closing Transition Period. At the time of or subsequent to the Closing, the Purchaser shall provide any notice required by the WARN Act regarding the termination of employment of any employees. After the Closing, Purchaser shall either continue to operate the business of the Company in Tennessee for a period of at least sixty (60) days after the provision of such notice or, if the Purchaser does not operate the business of the Company for the full 60 days after the provision of such notice with the employees listed on
Schedule 6.12, the Purchaser shall pay to such employees their wages and benefits (if applicable) for the remainder of the 60 day period in accordance with the WARN Act.

                                  ARTICLE VII.

                              CONDITIONS TO CLOSING

           7.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

           (a) the representations and warranties of the Selling Stockholders qualified as to materiality shall be true and correct, and those not qualified as to materiality shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

           (b) the Company and the Selling Stockholders shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

           (c) Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by Bobby Stoker, Ronald Stoker and Judith Stoker Fisher certifying as to the fulfillment of the conditions specified in Sections 7.1(a) and 7.1(b) hereof;

           (d) each of the Selling Stockholders shall have delivered, or caused to be delivered, to Purchaser stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank;

           (e) there shall not have been or occurred any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Change;

           (f) the Selling Stockholders shall have obtained all consents and waivers denoted with an asterisk on Schedule 4.2(b) hereof, in a form reasonably satisfactory to Purchaser, with respect to the transactions contemplated by this Agreement and the Selling Stockholder Documents;

           (g) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Selling Stockholders, the Company or any of its Subsidiaries, or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

           (h) each of the Selling Stockholders shall have provided Purchaser with an affidavit of non-foreign status that complies with Section 1445 of the Code (a "FIRPTA Affidavit");

           (i) Purchaser shall have received the written resignations of each director of the Company and its Subsidiaries;

           (j) Purchaser shall have obtained all financing necessary for it to consummate the transactions contemplated hereby;

           (k) Purchaser's Environmental Assessment at the properties shall not have revealed any circumstances which could reasonably be expected to result in
(1) the criminal prosecution of the Company or any Subsidiary or any employee of the Company or any Subsidiary under Environmental Laws, or (2) any Environmental costs and liabilities which, individually or in the aggregate, could reasonably give rise to a Material Adverse Effect; provided, Purchaser waives its right to rely on this provision as a basis for not closing if Purchaser failed to exercise reasonable efforts to conduct Purchaser's Environmental Assessment;

           (l) the Company shall have no Outstanding Indebtedness and all of the tangible and intangible assets of the Company shall be free and clear of any and all Liens, subject to Permitted Exceptions and those Liens listed on Schedule 4.13(a);

           (m) the Company shall be in full compliance with all Qualifying Statutes, including the appearance of the Company and all brands of Tobacco Products manufactured by the Company on State compliant manufacturer and brand lists published by the State offices of attorney general (or other applicable regulatory office) pursuant to the Qualifying Statutes;

           (n) the Company shall have on deposit amounts, determined by a qualified, independent firm or firms, sufficient to fund (a) all of its obligations under its defined benefit or contribution plans on a plan termination basis as set forth in Section 6.11 and (b) the Estimated 2003 Pre-Closing Escrow Obligations;

           (o) the Stockholder Representative shall have delivered, or caused to be delivered, to Purchaser certificates of good standing as of a recent date with respect to the Company issued by the Secretary of State of the State of Tennessee and for each state in which the Company is qualified to do business as a foreign corporation;

           (p) Leases substantially in the form attached as Exhibits B and C shall have been executed and delivered by the parties thereto;

           (q) the Company shall have Net Working Capital of not less than $2.0 million; and

           (r) each of the Selling Stockholders shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser shall reasonably request.

           7.2 Conditions Precedent to Obligations of the Selling Stockholders. The obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Stockholder Representative in whole or in part to the extent permitted by applicable law):

           (a) the representations and warranties of Purchaser qualified as to materiality shall be true and correct, and those not qualified as to materiality shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing; and

           (b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

           (c) the Selling Stockholders shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Selling Stockholders) executed by the Chief Executive Officer and Chief Financial Officer of Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b);

           (d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

           (e) Purchaser shall have delivered, or caused to be delivered, to the Selling Stockholders evidence of the wire transfer referred to in Section 2.2 hereof.

                                 ARTICLE VIII.

                                INDEMNIFICATION

           8.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles IV, V and VI of this Agreement shall survive the Closing through and including the eighteen-month anniversary of the Closing Date; provided, however, that the representations and warranties of the Selling Stockholders set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.11, 4.16 and 4.21 and the representations and warranties of Purchaser set forth in Sections 5.1 and 5.2 and shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the "Survival Period"); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.3(a) before the termination of the applicable Survival Period.

           8.2 Indemnification.

           (a) Subject to Sections 8.1, 8.4 and 8.5 hereof, the Selling Stockholders hereby agree to jointly and severally indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

               (i) any and all losses, liabilities, obligations, damages, costs and expenses (individually, a "Loss" and, collectively, "Losses") based upon, attributable to or resulting from the failure of any representation or warranty of the Selling Stockholders set forth in this Agreement or in any Selling Stockholder Document, to be true and correct in all respects the date hereof and at the Closing Date;

               (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Selling Stockholders under this Agreement or any Selling Stockholder Document;

               (iii) any and all Losses (including any loss of use of Company Property or any tangible personal property of the Company or any of its Subsidiaries) imposed under or pursuant to Environmental Laws arising from or related to any condition, act or omission, by the Company or any Subsidiary or any predecessor thereof or related to the operations of the Company or any Subsidiary or any predecessor thereof at any real property currently or formerly owned, operated or leased by the Company or any Subsidiary, whether known or unknown, accrued or contingent, to the extent existing on or prior to the Closing Date, including, but not limited to any Environmental Costs and Liabilities, any liabilities including those imposed pursuant to common law associated with a Release of Hazardous Materials; and

               (iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all Losses with respect to which indemnification is provided hereunder.

           (b) Subject to Sections 8.1 and 8.4, Purchaser hereby agrees to indemnify and hold the Selling Stockholders and their respective Affiliates, agents, attorneys, representatives, successors and assigns (collectively, the "Selling Stockholder Indemnified Parties") harmless from and against:

               (i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Purchaser set forth in this Agreement or any Purchaser Document, to be true and correct at the date hereof and at the Closing Date;

               (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document; and

               (iii) any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder.

           8.3 Indemnification Procedures.

           (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 8.2 hereof (regardless of the limitations set forth in Section 8.4), the indemnified party shall promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder or fails to notify the indemnified party of its election as herein provided, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim and the indemnifying party shall reimburse the indemnified party for the expenses of defending such claim upon submission of periodic bills (to the extent the Claim relates to Losses required to be indemnified against hereunder). If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any indemnifiable Claim or permit a default or consent to entry of any judgment unless the Claimant and such party provide to such other party an unqualified release from all liability in respect of the indemnifiable Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party's willingness to accept the settlement offer and, subject to the applicable limitations of Section 8.4, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such indemnifiable Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such indemnifiable Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Expenses of the indemnified party relating to such indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such indemnifiable Claim. If the indemnifying party makes any payment on any indemnifiable Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other Claims of the indemnified party with respect to such indemnifiable Claim.

           (b) After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and, the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

           (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

           8.4 Limitations on Indemnification for Breaches of Representations and Warranties.

           (a) An indemnifying party shall not have any liability under Section 8.2(a)(i) or Section 9.2(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.11, 4.16 and 4.21 and the
representations and warranties of Purchaser set forth in Sections 5.1 and 5.2 hereof, exceeds $500,000 (the "Basket") and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses and Expenses.

           (b) Neither the Selling Stockholders nor Purchaser shall be required to indemnify, any Person under Section 8.2(a)(i) or 8.2(b)(i) for an aggregate amount of Losses exceeding $11,250,000 (the "Cap") in connection with Losses related to the breach of any representation and warranty of the Selling Stockholders or Purchaser in Articles IV and V, respectively, other than for the breach of any representation or Warranty contained in Sections 4.1, 4.2, 4.3, 4.5, 4.11, 4.16 and 4.21 and the representations and warranties of Purchaser set forth in Sections 5.1 and 5.2 of this Agreement.

           (c) For purposes of establishing breaches of representations, warranties, covenants and agreements and of calculating Losses hereunder, any materiality or material adverse effect qualifications in the representations, warranties, covenants and agreements shall be ignored.

           (d) The Selling Stockholders shall have no recourse against the Company or its Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Claims asserted by Purchaser Indemnified Parties.

           (e) The Selling Stockholders and Purchaser acknowledge and agree that the foregoing indemnification provisions of this Article VIII.

           (f) shall be the exclusive remedy for breach of this Agreement and the transactions contemplated thereby.

           8.5 Tax Matters.

           (a) Tax Indemnification. The Selling Stockholders hereby agree, jointly and severally, to be liable for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses and Expenses in respect of (i) all Taxes of the Company and its Subsidiaries (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in 8.5(c)), but only to the extent such Taxes are in excess of the amount, if any, reserved as a current liability for Taxes on the Balance Sheet and are taken into account in the Purchase Price Adjustment; (ii) the failure of any of the representations and warranties contained in Section 4.11 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes; and (iii) any failure by the Selling Stockholders to timely pay any and all Taxes required to be borne by the Selling Stockholders pursuant to Section 8.5(e).

           (b) Filing of Tax Returns; Payment of Taxes.

               (i) The Selling Stockholders shall cause the Company and its Subsidiaries to timely file all Tax Returns required to be filed by them on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. The Selling Stockholders shall cause the Company to provide Purchaser with copies of such completed Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser's review and approval. The Selling Stockholders and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Selling Stockholders and the Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.5, which resolution shall be binding on the parties.

               (ii) Following the Closing, Purchaser shall cause to be timely filed all Tax Returns required to be filed by the Company and its Subsidiaries after the Closing Date and, subject to the rights to payment from the Selling Stockholders under Section 8.5(b)(iii), pay or cause to be paid all Taxes shown due thereon. If the Tax Return relates to a Straddle Period (as defined below), the Tax Return shall, not later than twenty (20) days prior to the due date of any Tax Returns (which due date shall include any extensions), be disclosed to and subject to the approval of the Selling Stockholders, which approval shall not be unreasonably withheld or delayed.

               (iii) Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 8.5(b)(ii), the Selling Stockholders shall pay to Purchaser the amount of Taxes, as reasonably determined by Purchaser and Selling Stockholders, owed by the Selling Stockholders pursuant to the provisions of Section 8.5(a). No payment pursuant to this Section 8.5(b)(iii) shall excuse the Selling Stockholders from its indemnification obligations pursuant to Section 8.5(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Selling Stockholders' payment under this
          Section 8.5(b)(iii).

           (c) Straddle Period Tax Allocation. The Selling Stockholders and Purchaser will, unless prohibited by applicable law, close the taxable period of the Company and its Subsidiaries as of the close of business on the Closing Date. If applicable law does not permit the Company and its Subsidiaries to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a "Straddle Period"), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Selling Stockholders for the period up to and including the close of business on the Closing Date, and (ii) to Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company and its Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

           (d) Tax Audits.

               (i) If notice of any Legal Proceeding with respect to Taxes of the Company or any of its Subsidiaries (a "Tax Claim") shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 8.5(a), the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under Section 8.5 except to the extent that the other party is actually and materially prejudiced thereby.

               (ii) Purchaser shall have the right, at the expense of the Selling Stockholders to the extent such Tax Claim is subject to indemnification by the Selling Stockholders pursuant to Section 8.5(a) hereof, to represent the interests of the Company and its Subsidiaries in any Tax Claim; provided, that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, Purchaser shall not settle such claim without the consent of the Selling Stockholders, which consent shall not be unreasonably withheld. Purchaser agrees to notify, or cause the Company to notify, Arthur Sparks, advisor to the Selling Stockholders, of any actions taken with respect to any Tax Claim.

           (e) Transfer Taxes. The Selling Stockholders shall be liable for and shall pay (and shall indemnify and hold harmless the Purchaser Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interests and penalties) in connection with the transactions contemplated by this Agreement, except as otherwise provided in Section 3.1.

           (f) Disputes. Any dispute as to any matter covered hereby shall be resolved by the Accounting Referee or another independent accounting firm mutually acceptable to the Selling Stockholders and the Purchaser. The fees and expenses of such accounting firm shall be borne fifty percent (50%) by the Selling Stockholders, on the one hand, and fifty percent (50%) by the Purchaser on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

           (g) Time Limits. Any claim for indemnity under this Section 8.5 may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic of permissive).

           (h) Exclusivity. The indemnification provided for in this Section 8.5 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 4.11. In the event of a conflict between the provisions of this Section 8.5, on the one hand, and the provisions of Sections 8.1 through 8.4 on the other, the provisions of this
Section 8.5 shall control.

           8.6 Adjustment to Purchase Price. The parties agree to treat all payments made under Article VIII (Indemnification) as adjustments to the Purchase Price for Tax purposes, unless a contrary treatment is required by Law.

                                  ARTICLE IX.

                                  MISCELLANEOUS

           9.1 Certain Definitions.

           (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1:

           "Accounting Referee" shall have the meaning ascribed to such term in
Section 2.3 hereof.

           "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.

           "Agreement" shall have the meaning ascribed to such term in the recitals hereof.

           "Applicable State" shall have the meaning ascribed to such term in
Section 6.10(d) hereof.

           "Applicable Fraction" shall have the meaning ascribed to such term in
Section 6.10(e) hereof.

           "Balance Sheet Date" shall have the meaning ascribed to such term in
Section 4.8 hereof.

           "Balance Sheet" shall have the meaning ascribed to such term in
Section 4.8 hereof.

           "Basket" shall have the meaning ascribed to such term in Section 8.4 hereof.

           "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

           "Cap" shall have the meaning ascribed to such term in Section 8.4 hereof.

           "Cap Release" shall have the meaning ascribed to such term in Section 6.12(a) hereof.

           "Claim" shall have the meaning ascribed to such term in Section 8.3 hereof.

           "Closing" shall have the meaning ascribed to such term in Section 3.1 hereof.

           "Closing Date" shall have the meaning ascribed to such term in
Section 3.1 hereof.

           "Closing Statement" shall have the meaning ascribed to such term in
Section 2.3 hereof.

           "Closing Working Capital" shall have the meaning ascribed to such term in Section 2.3 hereof.

           "COBRA" means Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

           "Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Company" shall have the meaning ascribed to such term in the recitals hereof.

           "Company Plan" shall have the meaning ascribed to such term in
Section 4.16(a) hereof.

           "Company Property" shall have the meaning ascribed to such term in
Section 4.12(a) hereof.

           "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

           "Documents" shall mean all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the business of the Company and its Subsidiaries in each case whether or not in electronic form.

           "Environmental Costs and Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

           "Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901 et seq.), the Clean Water Act (33 U.S.C.ss. 1251 et seq.), the Clean Air Act (42 U.S.C.ss. 7401 et seq.) the Toxic Substances Control Act (15 U.S.C.ss. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C.ss. 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with such Person or (ii) which together with such Person is treated as a single employer under Section 414(b), (c), (m),
(n) or (o) of the Code.

           "Escrow Obligations" means all obligations to make, or cause to be made, escrow deposits under Qualifying Statutes for sale of tobacco products in those states that are parties to the Master Settlement Agreement and that have enacted Qualifying Statutes.

           "Estimated 2003 Pre-Closing Escrow Obligations" shall have the meaning ascribed to such term in Section 6.10(b) hereof.

           "Expenses" shall have the meaning ascribed to such term in Section
8.2 hereof.

           "Final 2003 Pre-Closing Escrow Obligations" shall have the meaning ascribed to such term in Section 6.10(d) hereof.

           "Final Working Capital" shall have the meaning ascribed to such term in Section 2.3 hereof.

           "Financial Statements" shall have the meaning ascribed to such term in Section 4.8 hereof.

           "FIRPTA Affidavit" shall have the meaning ascribed to such term in
Section 7.1(h) hereof.

           "Foreign Plan" shall have the meaning ascribed to such term in
Section 4.16(s) hereof.

           "GAAP" means United States generally accepted accounting principles as of the date hereof.

           "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

           "Hazardous Material" means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of similar meaning or effect, including without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.

           "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and
(vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

           "Intellectual Property Licenses" means (i) any grant to a third Person of any right to use any of the Intellectual Property, and (ii) any grant to the Company of a right to use a third Person's intellectual property rights which is necessary for the use of any Intellectual Property.

           "Intellectual Property" means all intellectual property rights used by the Company and its Subsidiaries arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefore, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, "Patents"), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, "Marks"), (iii) copyrights and registrations and applications therefore, works of authorship and mask work rights (collectively, "Copyrights"), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and its Subsidiaries, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, "Trade Secrets"), and (v) all Software and Technology of the Company and its Subsidiaries.

           "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

           "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

           "Liability" means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

           "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

           "Loss" shall have the meaning ascribed to such term in Section 8.2 hereof.

           "Master Settlement Agreement" means the tobacco master settlement agreement, dated November 28, 1998, as amended, among 46 of the United States, certain territories of the United States, and certain tobacco companies.

           "Material Adverse Change" means any fact, event, change, circumstance or occurrence which has resulted in or could reasonably be expected to result in a Material Adverse Effect.

           "Material Adverse Effect" means (i) a material adverse effect on the historical, near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the value of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the ability of Selling Stockholder to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Selling Stockholder Documents.

           "Material Contracts" shall have the meaning ascribed to such term in
Section 4.15 hereof.

           "Multiemployer Plan" shall have the meaning ascribed to such term in
Section 4.16(a) hereof.

           "Net Working Capital" shall have the meaning ascribed to such term in
Section 2.3(b) hereof.

           "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

           "Ordinary Course of Business" means the ordinary and usual course of day to day operations of the business as conducted prior to the Closing.

           "Outstanding Indebtedness" shall mean indebtedness for borrowed money, any other debt to banks, financial institutions or stockholders and equipment lease obligations but shall not include accounts payable, salary accruals and other ordinary course operating liabilities.

           "Owned Properties" shall have the meaning ascribed to such term in
Section 4.12(a) hereof.

           "Pension Escrow Agent" shall have the meaning ascribed to such term in Section 6.13 hereof.

           "Pension Escrow Agreement" shall have the meaning ascribed to such term in Section 6.13 hereof.

           "Pension Escrow Fund" shall have the meaning ascribed to such term in
Section 6.13 hereof.

           "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

           "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefore; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered or the Company; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.

           "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

           "Personal Property Lease" shall have the meaning ascribed to such term in Section 4.13 hereof.

           "Prime Rate" shall have the meaning ascribed to such term in Section 2.3(g).

           "Private Letter Ruling" shall mean the request submitted to the IRS on behalf of the Company and its Subsidiaries requesting a ruling that the escrow payments pursuant to the Qualifying Statutes are deductible in the taxable year during which they were made, a copy of which was previously provided to Purchaser.

           "Proportionate Share" with respect to any Selling Stockholder shall be equal to a fraction, the numerator of which is the number of Shares set forth opposite the name of such Selling Stockholder on Exhibit A and the denominator of which is the total number of Shares.

           "Purchaser" shall have the meaning ascribed to such term in the recitals hereof.

           "Purchase Price" shall have the meaning ascribed to such term in
Section 2.1 hereof.

           "Purchase Price Per Share" shall have the meaning ascribed to such term in Section 2.1.

           "Purchaser Documents" shall have the meaning ascribed to such term in
Section 5.2 hereof.

           "Purchaser Indemnified Party" shall have the meaning ascribed to such term in Section 8.2 hereof.

           "Qualifying Statutes" means the "qualifying statutes" that are enacted by the respective states of the United States and the District of Columbia that are participants in the Master Settlement Agreement, which statutes are substantially in the form of the model statute attached to the Master Settlement Agreement as Exhibit T, as may be amended from time to time, and all statutes, regulations and rules enacted in connection with such "qualifying statutes", including, without limitation, such statutes, regulations and rules providing for contraband treatment of cigarettes for non-compliance.

           "Real Property Lease" shall have the meaning ascribed to such term in
Section 4.12 hereof.

           "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property;

           "Remedial Action" means all actions to (w) clean up, remove, treat or in any other way address any Hazardous Material; (x) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (y) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (z) to correct a condition of noncompliance with Environmental Laws.

           "Securities Act" means the Securities Act of 1933, as amended.

           "Selling Stockholder" shall have the meaning ascribed to such term in the recitals hereof.

            "Selling Stockholder Documents" shall have the meaning ascribed to such term in Section 4.1 hereof.

           "Selling Stockholders Indemnified Parties" shall have the meaning ascribed to such term in Section 8.2(b) hereof.

           "Separate Account" shall have the meaning ascribed to such term in
Section 6.10(b) hereof.

            "Shares" shall have the meaning ascribed to such term in the recitals hereof.

           "Software" means all computer programs embodied in the products of the Company and its Subsidiaries or used in the manufacture or testing of such products.

           "Stockholders' Representative" shall have the meaning ascribed to such term in Section 9.3 hereof.

           "Straddle Period" shall have the meaning ascribed to such term in
Section 8.5(c) hereof.

           "Subsidiary" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

           "Survival Period" shall have the meaning ascribed to such term in
Section 8.1 hereof.

           "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

           "Taxes" means (i) all federal, state, local or foreign taxes, duties or other similar assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes and customs duties, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

           "Title IV Plan" shall have the meaning ascribed to such term in
Section 4.16(a) hereof.

           "Tobacco Laws" means all laws, statutes, rules regulations and ordinances related to (1) the development, manufacture, advertising, marketing, distribution, sale, or use (including without limitation, any related health effects) of, (2) the exposure to, or (3) warnings regarding, tobacco, smokeless tobacco, and "roll-your-own" products, including without limitation chewing tobacco, moist snuff, dry snuff, pipe tobacco, and tobacco plugs and twists.

           "Tobacco Products" shall have the meaning ascribed to such term in
Section 4.20 hereof.

           "WARN" shall have the meaning ascribed to such term in Section 4.17(d) hereof.

           The term "knowledge" means the knowledge, after due inquiry, of the officers and directors of the respective party.

(b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

           Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

           Dollars. Any reference in this Agreement to $ shall mean U.S.
dollars.

           Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

           Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

           Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

           Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

           Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

           (c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

           9.2 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Selling Stockholders.

           9.3 Stockholder Representative. Each Selling Stockholder hereby irrevocably appoints Bobby Stoker (the "Stockholder Representative") as such Selling Stockholder's representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Selling Stockholder with respect to the transfer of such Selling Stockholder's Shares to the Company in accordance with the terms and provisions of this Agreement and to act on behalf of such Selling Stockholder in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including, without limitation, the power:

               (i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement;

               (ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Selling Stockholder shall execute and deliver any such documents which the Stockholder Representative agrees to execute);

               (iii) to terminate this Agreement if the Selling Stockholders are entitled to do so;

               (iv) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

               (v) to take all actions which under this Agreement may be taken by the Selling Stockholders and to do or refrain from doing any further act or deed on behalf of the Selling Stockholder which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Selling Stockholder could do if personally present.

If Bobby Stoker becomes unable to serve as Stockholder Representative, Judith Stoker Fisher, or if she is not able to serve, then Ronald Stoker, or such other Person or Persons as may be designated by a majority of the Selling Stockholders, shall succeed as the Stockholder Representative.

           9.4 Expenses. Except as otherwise provided in this Agreement, the Selling Stockholders and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

           9.5 Specific Performance. The parties acknowledge and agree that the breach of this Agreement by one party would cause irreparable damage to the other party and that the one party will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement, including, without limitation, the Selling Stockholders' obligation to sell the Shares to Purchaser and the Purchaser's obligation to purchase the Shares, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

           9.6 Further Assurances. The Selling Stockholders and Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

           9.7 Submission to Jurisdiction; Consent to Service of Process.

           (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

           (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.11.

           9.8 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements, arrangements, communications and understandings, both written and oral, among the parties hereto or any of them with respect to the subject matter hereof and thereof, and any prior drafts or versions of this Agreement shall not be considered in interpreting or construing any of the terms or provisions hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

           9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

           9.10 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

           9.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to any Selling Stockholder, to:

Bobby B. Stoker
P.O. Box 225
Dresden, TN  38225

Judith S. Fisher
P.O. Box 548
Dresden, TN  38225

Ronald C. Stoker
658 Oak Grove Road
Dresden, TN  38225

BSF Partners, L.P.
   P.O. Box 225
Dresden, TN 38225

JFS Partners, L.P.
   P.O. Box 548
Dresden, TN 38225

RBJ Machinery Co., LLC
P.O. Box 225
Dresden, TN  38225

With a copy to:

           Baker, Donelson, Bearman, Caldwell & Berkowitz
           165 Madison Avenue, Suite 2000
           Memphis, TN  38104
           Attn:  Lewis R. Donelson

If to Purchaser, to:

           North Atlantic Trading Company, Inc.
           257 Park Avenue South, 7th Floor
           New York, NY  10010-7304
           Attention:     David Brunson, President and
                          Chief Financial Officer
           Telecopy No.:  (212) 253-8296

With a copy to:

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, NY  10153
           Attention:     David E. Zeltner, Esq.
           Telecopy No.:  (212) 310-8007

           9.12 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

           9.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Selling Stockholders or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser's rights to purchase the Shares and Purchaser's rights to seek indemnification hereunder) to any Affiliate of Purchaser. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

           9.14 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of Purchaser shall have any liability for any obligations or liabilities of Purchaser under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

           9.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                 ** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                 NORTH ATLANTIC TRADING COMPANY, INC.


                                 By: /s/ Thomas F. Helms, Jr.
                                    --------------------------------------------
                                    Name:  Thomas F. Helms, Jr.
                                    Title: Chairman


                                 SELLING STOCKHOLDERS


                                 By: /s/ Bobby Stoker
                                    --------------------------------------------
                                     Name:  Bobby Stoker



                                 By:  /s/ Ronald C. Stoker
                                    --------------------------------------------
                                    Name:  Ronald Stoker


                                 By: /s/ Judith Stoker Fisher
                                    --------------------------------------------
                                     Name:  Judith Stoker Fisher


                                 By:  /s/ Bobby Stoker, General Partner
                                    --------------------------------------------
                                     Name:  BSF Partners, L.P.



                                 By: /s/ Judith Stoker Fisher, General Partner
                                    --------------------------------------------
                                     Name:  JFS Partners, L.P.



                                 By: /s/ Ronald C. Stoker, Chief Manager
                                    --------------------------------------------
                                     Name:  RBJ Machinery Co., LLC

                                    EXHIBIT A



       Selling Stockholder                  Number of Shares Owned
       -------------------                  ----------------------

        Bobby Stoker                               285.165
        Ronald C. Stoker                           363.469
        Judith Stoker Fisher                       259.750
        BSF Partners, L.P.                          77.880
        JFS Partners, L.P.                         103.847
        RBJ Machinery Co., LLC                      40.265
                                                   -------
                                                  1130.376

                                   EXHIBIT B

                                 LEASE AGREEMENT
                                 ---------------


           THIS LEASE AGREEMENT is made and entered into between MARY LILLIAN STOKER, an individual resident of Shelby County, Tennessee, hereinafter referred to as "Lessor," and STOKER, INC., a Tennessee corporation, hereinafter referred to as "Lessee."

                              W I T N E S S E T H:

           1. Certain Basic Terms. The following terms and provisions are in effect and apply to the provisions of this Lease:

           (a) "Leased Premises" shall mean the real property and improvements located in the 7th Civil District of Weakley County, Tennessee as more particularly described on Exhibit A attached hereto and incorporated herein.

           (b) "Lease Term" shall mean the term commencing November 17, 2003 (the "Commencement Date"), and ending on the earlier to occur of (i) the first anniversary of the Commencement Date, (ii) the date on which Lessee ceases to occupy the Leased Premises in its business or (iii) the date the Lease is terminated pursuant to paragraph 26(i) (the "Expiration Date").

           (c) "Base Rent" shall mean the sum of Five Thousand Dollars ($5,000.00) per month due and payable on the first day of each month of the Lease Term.

           (d) "Additional Rent" shall mean any and all amounts at any time payable by Lessee under the provisions hereof, but excluding the Base Rent.

           (e) "Permitted Use" shall mean the use of the Leased Premises in Lessee's business of manufacturing tobacco products and uses related thereto. Except as specified, no other use shall be a Permitted Use for the Leased Premises.

           2. Granting Clause. In consideration of the rents, terms, provisions and covenants of this Lease Agreement, Lessor hereby leases, lets and demises the Leased Premises to Lessee for the Lease Term herein specified.

           3. Rent. (a) Commencing on the Commencement Date, Lessee agrees to pay the Base Rent herein specified in accordance with the provisions of paragraph 1(c) hereof, at Lessor's address hereinafter specified. Lessee further agrees to pay those items of Additional Rent herein specified in accordance with the provisions relating thereto.

           (b) In addition to any other remedies available to Lessor for nonpayment of Rent, if any payment of Base Rent or Additional Rent (to the extent that Additional Rent is due under the provisions hereof on the first day of a calendar month) is not received by Lessor on or before the fifth (5th) day of the month when such Rent is due, or if any other payment of Additional Rent due Lessor by Lessee is not received by Lessor on or before the fifth (5th) day of the month next following the month in which Lessee was invoiced, such past due amount shall accrue interest at the rate of five percent (5%) per annum from the date due until the date paid, and such interest shall become due and payable as Additional Rent in addition to such amounts owed under this Lease.

           (c) The Base Rent and Additional Rent are sometimes collectively herein referred to as the "Rent." The burden of proof of payment of Rent in case of controversy shall be upon Lessee.

           4. Use. (a) Lessee shall use and occupy the Leased Premises only for the Permitted Use specified in paragraph 1(e) hereof. Lessee shall occupy the Leased Premises, and control its agents, employees, invitees and visitors, in such a way as is lawful and will not create any nuisance, and Lessee will promptly abate any such improper conduct at Lessee's cost. Lessee shall not commit, or suffer to be committed, any waste on the Leased Premises. Lessee shall maintain the Leased Premises in a clean, sanitary and safe condition and dispose of all rubbish, garbage and other waste in a clean and sanitary manner.

           (b) Lessee shall not permit the Leased Premises to be used in any way which would be extra hazardous on account of fire or explosion such that such use would increase the premium for or render void the property insurance on the Leased Premises.

           5. Utility Service. Lessee shall pay the cost of all utility services affecting the Leased Premises, including, but not limited to, initial connection charges and all charges for gas, water and electricity used in the Leased Premises. Lessee shall pay all charges for pest control and extermination, janitorial and sanitation services.

           6. Repairs and Maintenance. (a) Lessor shall not be required to make any improvements, replacements or repairs of any kind or character to the Leased Premises during the Lease Term.

           (b) Lessee shall not be required to make any replacements or repairs to the Leased Premises, other than replacements or repairs required due to damage caused by Lessee, its agents, servants, employees or invitees, damage by fire or other casualty excepted. The provisions of paragraph 11 shall control in the event of fire or other casualty.

           (c) At the expiration or earlier termination of this Lease, Lessee shall deliver the Leased Premises (together with any alterations and improvements which are to be retained by Lessor pursuant to paragraph 9) "broom clean" in the same good order and condition as existed at the Commencement Date of this Lease, ordinary wear, natural deterioration beyond the control of Lessee, damage by fire, tornado or other casualty excepted.

           7. Compliance with Laws. Lessee shall comply with all laws, ordinances, orders, rules and regulations of state, federal, municipal or other agencies or bodies having jurisdiction relating to the use, condition and occupancy of the Leased Premises; notwithstanding the foregoing, Lessee shall not be obligated to repair, modify or alter the Leased Premises in order to eliminate such non-complying use or condition, and should Lessee elect not to make such repair, modification or alteration, Lessee will either cease said non-compliant use or condition, or terminate this Lease. Lessee shall not cause or permit any hazardous or toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, gasoline, kerosene or other petroleum distillates), or any other similar substances to be stored, located, discharged, processed, managed, possessed or otherwise handled in or upon the Leased Premises and shall comply with all environmental laws, rules and regulations affecting the Leased Premises or Lessee's use thereof. Lessee shall indemnify and hold Lessor harmless against loss, cost, penalty or damage resulting from Lessee's violation or noncompliance with such laws or any of the provisions of this paragraph, such indemnification to survive the termination of this Lease.

           8. Property Taxes and Assessments. During the Lease Term, Lessee shall pay all real property taxes attributable to the Leased Premises. Any personal property taxes attributable to Lessee's personal property shall be the responsibility of Lessee.

           9. Alterations and Improvements. Lessee shall not make or allow to be made any alterations or physical additions in or to the Leased Premises without first obtaining the written consent of Lessor. Lessor does not consent to any mechanics' or materialmen's liens upon the Leased Premises, nor Lessee's interest therein, and Lessee shall not suffer any such lien to exist and shall promptly discharge or bond the same. Any alterations, physical additions or improvements to the Leased Premises made by Lessee with Lessor's consent shall be made at Lessee's sole cost and expense, in good and workmanlike manner, in accordance with all applicable laws, rules, regulations and codes, and shall at once become the property of Lessor and shall be surrendered to Lessor upon the expiration or earlier termination of this Lease, except that movable equipment or other assets owned by Lessee may be removed by Lessee at the end of the Lease Term if Lessee is not then in default and if such equipment and assets are not then subject to any other rights, liens and interests of Lessor. Lessor, at her option and at any time, may require Lessee to remove any physical additions and/or repair any alterations made without Lessor's consent in order to restore the Leased Premises to the condition existing prior to the time Lessee took possession, all costs of removal and/or alterations to be borne by Lessee.

           10. Condemnation. (a) If during the Lease Term all or substantially all of the Leased Premises is taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Leased Premises for the Permitted Use, this Lease shall terminate, such termination to be effective on the date of such taking.

           (b) In the event that only a portion of the Leased Premises shall be taken for any public or any quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by private sale in lieu thereof, and the taking would not prevent or materially interfere with the use of the Leased Premises for the Permitted Use, this Lease shall not terminate, but shall continue in effect, and the Base Rent for the remainder of the Lease Term shall be equitability adjusted in relation to the portion of the Leased Premises so taken.

           (c) Lessee shall have no claim to any condemnation award relating to the Leased Premises.

           11. Fire and Casualty. (a) If the Leased Premises should be so damaged or destroyed by fire, tornado or other casualty as to prevent or materially interfere with the use of the Leased Premises by Lessee, then this Lease shall terminate, such termination to be effective on the date of such casualty.

           (b) If the Leased Premises should be damaged or destroyed by fire, tornado or other casualty which does not prevent or materially interfere with the use of the Leased Premises by Lessee, then Lessor shall, at its sole election, either (i) subject to the rights of Lessor's mortgagee, if any, and to the extent of the insurance proceeds payable with respect to the Leased Premises, restore or replace the damaged or destroyed portion of the Leased Premises to substantially the same condition as existed prior to such casualty, or (ii) terminate this Lease, such termination to be effective on the date of such casualty; provided, however, in the event of de minimis damage to the Leased Premises, Lessor shall not have the right to terminate the Lease, but Lessor shall not be obligated to repair or restore such de minimis damage.

           (c) In the event of a casualty described in subparagraph 11(a) or 11(b) above, any and all insurance proceeds payable with respect to the real property and improvements shall belong solely to Lessor, and any insurance proceeds payable with respect to Lessee's personal property or fixtures shall belong solely to Lessee.

           12. Insurance. Lessee shall at all times during the Lease Term maintain a policy or policies of insurance with the premium paid in advance, issued by some solvent insurance company, insuring the Leased Premises (and any personal property or fixtures of Lessee) against loss or damage by fire, explosion or other hazards and contingencies for the full replacement value, which names Lessor and Lessee jointly as loss payee. The deductible under such insurance policies shall be acceptable to Lessor in her reasonable discretion. Lessee shall at all times during the Lease Term maintain public liability insurance coverage in an amount not less than One Million Dollars ($1,000,000.00) naming Lessor as additional insured, with premiums prepaid and issued by some solvent insurance company reasonably satisfactory to Lessor. Upon request, Lessee will furnish Lessor proof of such insurance coverage.

           13. Waiver of Subrogation. Lessor and Lessee hereby waive and release each other of and from any and all rights of recovery, claims, actions or causes of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Leased Premises, improvements, or personal property (or contents) within the Leased Premises, by reason of fire or the elements regardless of cause or origin, including negligence of Lessor or Lessee and their agents, officers, employees, invitees and visitors; provided, however, that the foregoing waiver and release is effective only if and to the extent that it does not invalidate the insurance policies maintained by either party. Each party agrees immediately to give to its insurance company which has issued any such policy of insurance in respect of the Leased Premises, written notice of the terms of the waivers contained in this paragraph, and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverage by reason of the waivers contained in this paragraph.

           14. Hold Harmless. Lessor shall not be liable to Lessee or its employees, agents, invitees, licensees or visitors, or to any other person, for any injury to person or damage to property on or about the Leased Premises, whether caused by the negligence or misconduct of Lessee or its agents, servants, employees or invitees, or of any other person entering upon the Leased Premises under express or implied invitation by Lessee, or caused by the Leased Premises and improvements located thereon becoming out of repair, or caused by leakage of gas, oil, water or steam or by electricity emanating from the Leased Premises or caused otherwise, except to the extent that such injury or damage is caused by the Lessor's negligence or misconduct, or that of her agents, servants, employees or invitees. Lessee agrees to indemnify and hold harmless Lessor of and from any loss, cost, damage, attorneys' fees, expenses or claims arising out of such damage or injury, such indemnification to survive the termination of this Lease.

           15. Quiet Enjoyment. Lessor warrants that it has full right to execute and to perform this Lease and to grant the estate demised, and that Lessee, upon payment of the required rents and performing the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Leased Premises during the full Lease Term.

           16. Lessor's Right of Entry. Lessor shall have the right, at all reasonable hours on reasonable notice, to enter the Leased Premises for any reason related to Lessor's protection of her investment in the Leased Premises or the performance of Lessor's obligations hereunder, including, without limitation, inspection, cleaning or making repairs (but without obligation to do so except as otherwise herein provided); determining Lessee's use of the Leased Premises; determining the condition or state of repair of the Leased Premises; determining whether an Event of Default under this Lease has occurred; or showing the Leased Premises to persons who may be interested in purchasing the Leased Premises; but Lessor may not interfere with Lessee's conduct of its business.

           17. Assignment/Sublease. Lessee shall not have the right to assign this Lease or sublet all or any part of the Leased Premises; provided, however, that Lessee may assign this Lease to North Atlantic Trading Company, Inc., or any of the affiliates or subsidiaries of North Atlantic Trading Company, Inc., at any time without the prior written consent of Lessor.

           18. Default by Lessee. The occurrence of any one or more of the following shall be deemed to be an Event of Default by Lessee under this Lease:

           (a) Lessee shall fail to pay when due any installment of Rent or any other payment required pursuant to this Lease and the failure is not cured within ten (10) days after written notice to Lessee;

           (b) Lessee shall abandon the Leased Premises (For the purposes of this Lease, the term "abandon" shall mean to vacate the Leased Premises with the intent not to return.);

           (c) Lessee shall fail to perform or comply with any term, provision or covenant of this Lease, other than the payment of Rent or any other payment required pursuant to this Lease, and the failure is not cured within thirty (30) days after written notice to Lessee or such longer period as may be necessary provided that Lessee commences the cure within said thirty (30) day period and continues with due diligence to cure the same;

           (d) Lessee shall do or permit to be done any act which results in a lien being filed against the Leased Premises, and such lien is not discharged or bonded within thirty (30) days after written notice to Lessee of the filing thereof.

           19. Remedies for Lessee's Default. Upon the occurrence of any Event of Default which remains uncured after the expiration of any cure period provided for herein, Lessor shall have, in addition to any other right or remedy available at law or in equity, the option to pursue any one or more of the following remedies without any notice or demand:

           (a) Terminate this Lease, in which event Lessee shall immediately surrender the Leased Premises to Lessor, and if Lessee fails to surrender the Leased Premises, Lessor may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Leased Premises, by picking or changing locks if necessary, and lock out, expel or remove Lessee and any other person who may be occupying all or any part of the Leased Premises and remove all goods and properties therefrom, all without being liable for prosecution of any claim for damages.

           (b) Enter upon the Leased Premises, by picking or changing locks if necessary, without being liable for prosecution of any claim for damages, and do whatever Lessee is obligated to do under the terms of this Lease; however, Lessor shall be liable for any damages resulting from effecting compliance with Lessee's obligations under this subparagraph caused by the negligence or willful misconduct of Lessor.

           20. Waiver of Default or Remedy. Failure of Lessor to declare an Event of Default immediately upon its occurrence, or delay in taking any action in connection with an Event of Default, shall not constitute a waiver of the default, but Lessor shall have the right, so long as the Event of Default continues, to declare the default at any time and take such action as is lawful or authorized under this Lease. No waiver of a breach of any covenant contained herein shall be construed to be a waiver of any succeeding breach of the same or any other covenant. Pursuit of any one or more of the remedies set forth in paragraph 19 above shall not preclude pursuit of any one or more of the other remedies provided elsewhere in this Lease or provided by law, nor shall pursuit of any remedy provided constitute a forfeiture or waiver of any Rent or damages accruing to Lessor by reason of the violation of any of the terms, provisions or covenants of this Lease.

           21. Force Majeure. Neither Lessor nor Lessee shall be required to perform any covenant or obligation in this Lease, or be liable in damages to the other party hereto, so long as the performance or non-performance of the covenant or obligation is delayed, caused by or prevented by Force Majeure. As used herein, "Force Majeure" shall mean strike, lockout, sit-down, material or labor restrictions by any governmental authority, riot, flood, washout, explosion, earthquake, fire, storm, acts of the public enemy, war, insurrection, terrorism, and any other cause not reasonably within the control of Lessor or Lessee as applicable and which by the exercise of due diligence such party is unable to prevent or overcome.

           22. Attorneys' Fees. If subsequent to an Event of Default under this Lease, Lessor places in the hands of an attorney the enforcement of all or any part of this Lease, the collection of any Rent due or to become due or recovery of the possession of the Leased Premises, the losing party agrees to pay the prevailing party's reasonable attorneys' fees and costs of collection.

           23. Surrender of Premises; Holding Over. (a) Upon the expiration or earlier termination of this Lease, Lessee shall promptly remove Lessee's furniture, furnishings and other personal property at Lessee's expense and shall surrender to Lessor possession of the Leased Premises, broom clean, with all debris and personal property removed therefrom.

           (b) In the event of holding over by Lessee after the expiration or termination of this Lease, the holdover Lessee shall be as a tenant at sufferance. No holding over by Lessee, whether with or without consent of Lessor, shall operate to extend the Lease Term unless the parties shall agree otherwise in writing.

           24. Rights of Mortgagee. Lessee accepts this Lease subject and subordinate to any recorded mortgage or deed of trust presently existing or hereafter placed upon the Leased Premises, and to any renewals, modifications and extensions thereof. The foregoing provisions shall be self-operative and no further instrument of subordination shall be required for the purpose; provided, however, that in confirmation of such subordination, Lessee shall, upon request of Lessor or Lessor's mortgagee, execute and deliver, in recordable form, any instrument of subordination requested by Lessor or Lessor's mortgagee. Anything in the foregoing to the contrary notwithstanding, in the event of a foreclosure under any such mortgage or deed of trust, this Lease shall continue in full force and effect and Lessee shall attorn to the purchaser at such foreclosure sale, as Lessor and such purchaser shall accept such attornment and become the Lessor under the Lease. Any such mortgage or deed of trust may at any time, at the instance of the holder of the note secured thereby, be subordinated to this Lease, such subordination to be accomplished by the execution by such holder of an instrument of subordination and recording of the same in the recording office where such mortgage or deed of trust is recorded; provided, however, notwithstanding that this Lease may be (or may be made to be) superior to such mortgage or deed of trust, the provisions of the mortgage or deed of trust governing the rights of the mortgagee with respect to condemnation or insurance proceeds shall be prior and superior to and shall prevail over any contrary provisions contained in this Lease with respect to the payment or usage thereof.

           25. Notice. (a) All Rent and other payments required to be made by Lessee to Lessor pursuant to this Lease shall be payable to Lessor at the address set forth below, or such other address as Lessor may specify from time to time by written notice to Lessee.

           (b) Any notice or document required or permitted to be delivered by this Lease shall be deemed to be effective upon delivery, if delivered personally, or three (3) days after mailing by depositing the same by United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the parties at the respective addresses set out below:

           LESSOR:                        Mary Lillian Stoker
                                          3860 Sharon Highway 89
                                          Dresden, Tennessee 38225

           LESSEE:                        Stoker, Inc.
                                          Route 1, P. O. Box 707
                                          Dresden, Tennessee 38225

or to such other address as either party may from time to time specify in written notice complying with this subparagraph to the other party.

           26. Miscellaneous. (a) This Lease shall be binding upon and inure to the benefit of Lessor and Lessee and their respective heirs, personal representatives, successors and permitted assigns, but subject always to the restrictions on Lessee's assignment and subletting set out in paragraph 17.

           (b) Lessee shall pay for all landscaping maintenance expenses incurred with respect to the Leased Premises and agrees to keep the lawn and all existing landscaping in good and sightly condition and in compliance with all applicable state or local requirements or guidelines.

           (c) The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such paragraph.

           (d) It is expressly agreed by Lessee, as a material consideration for the execution of this Lease, that this Lease, with any other written documents specifically referred to herein, is the entire agreement of the parties; and that there are, and were, no written or verbal representations, warranties, understandings, stipulations, agreements or promises pertaining to this Lease or other written documents which are not incorporated in writing in this Lease. Lessor and Lessee expressly agree that there are and shall be no implied warranties of merchantability, fitness or of any other kind arising out of this Lease. It is likewise agreed that this Lease may not be altered, waived, amended or extended except by an instrument in writing signed by both Lessor and Lessee.

           (e) If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

           (f) Lessor and Lessee agree that this Lease shall not be filed in the real property records maintained by Weakley County, Tennessee.

           (g) This Lease shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee.

           (h) Time is of the essence of this Lease.

           (i) This Lease may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same document.

           (j) Lessee shall have the right to terminate this Lease at any time during the Lease Term upon thirty (30) days written notice to Lessor, and upon such termination, both Lessee and Lessor shall be relieved of all obligations hereunder with respect to the Leased Premises first arising or accruing after the date of such termination.

           IN WITNESS WHEREOF, Lessor has executed this Lease and Lessee has caused this Lease to be executed by its duly authorized representative, this 17th day of November, 2003.



                                     LESSOR:

                                     -------------------------------------------
                                     MARY LILLIAN STOKER


                                     LESSEE:

                                     STOKER, INC.

                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

                                                                       Exhibit A

BEGINNING at a point in the South right-of-way of Highway #89, point being North 68 degrees and 46 minutes East, for a distance of 240.87 feet east of the Northeast corner of Thelma Cooper and the Northwest corner of the tract herein described; thence North 69 degrees and 40 minutes East with the South right-of-way of Highway #89 for a distance of 58.52 feet to a point in the said right-of-way; thence for the next five (5) calls, making a new line through Fred Stoker (Parcel 85), South 51 degrees and 19 minutes East for a distance of
159.55 feet, South 89 degrees and 44 minutes East for a distance of 460.76 feet, South 1 degrees and 22 minutes West for a distance of 560.40 feet, South 89 degrees and 57 minutes West for a distance of 635.44 feet, North 0 degrees and 46 minutes East for a distance of 642.37 feet to the point of beginning, and containing 8.4907 acres. (Description provided by Mary Lillian Stoker.)

                                   EXHIBIT C

                                 LEASE AGREEMENT
                                 ---------------

           THIS LEASE AGREEMENT, made and entered into on this the 17th day of November, 2003, by and between GB DESIGNS, INC., a Tennessee Corporation with offices located in Weakley County, Tennessee, Party of the First Part (hereinafter for convenience designated as "Lessor") and STOKER, INC., a Tennessee Corporation with offices located in Weakley County, Tennessee, Party of the Second Part (hereinafter for convenience designated as "Lessee") (the "Lease Agreement").
                               W-I-T-N-E-S-S-E-T-H

           1. That for and in consideration of the lease payments hereinafter reserved and the conditions, covenants and agreements herein contained on the part of the Lessee, to be observed and performed by the Lessee, the Lessor does hereby lease and demise, and the Lessee (in consideration of the execution hereof by Lessor) does hereby take, the following premises (hereinafter referred to as the "Leased Premises") situated in the City of Dresden, County of Weakley, State of Tennessee, in the 7th Civil District of said County, and more particularly described as follows, to-wit:

           TRACT NO. 1: BEGINNING at a point, the intersection of the north right-of-way of North Street with the west right-of-way of State Highway #118, and running thence north with the west right-of-way of State Highway #118 approximately 242 feet to the intersection of the south right-of-way of Park Street with the west right-of-way of State Highway #118, and running thence west with the south right-of-way of Park Street approximately 425 feet to the northeast corner of the First Baptist Church of Fuller Street; and running thence south with the Church's east line approximately 56 feet to Garthelia Lewis' north line; and running thence east with Lewis' north line approximately 20 feet to Lewis' northeast corner; and running thence south with Lewis' east line approximately 95 feet to Willie F. Higgs' north line; and running thence east with Higgs' north line approximately 40 feet to Higgs' northeast corner; and running thence south with Higgs' east line approximately 120 feet to the north right-of-way of North Street; and running thence east with the north right-of-way of north Street approximately 366 feet to the point of beginning, containing 2.2 acres, more or less.

           TRACT NO. 2: BEGINNING at a stake on the east side of Fuller Street where it is intersected by Park Street; thence east 100 feet with the south margin of Park Street to a stake on the west boundary of lands owned by the City of Dresden, thence south 80 feet with the west boundary of City of Dresden property to a stake at McDonald's northeast corner; thence west 100 feet with McDonald's north line to a stake on the east margin of Fuller Street; thence north 80 feet with the east margin of Fuller Street to the beginning corner.

           TRACT NO. 3: BOUNDED on the north by the Colored Baptist Church; bounded on the south by Richard Higgs; bounded on the east by Weakley County Jail Lot; and bounded on the west by the Old Dresden and Latham Road.

           TRACT NO. 1 BEING the same land conveyed to Universal Metal Concepts, Inc., by deed of the City of Dresden, dated April 29, 1994, which deed is of record in the Register's Office of Weakley County, Tennessee, in Deed Book 334 at page 473.

           TRACT NOS. 2 and 3 BEING the same land conveyed to Universal Metal Concepts, Inc, by deed of Lloyd Snider, dated September 20, 2000, which deed is of record in the Register's Office of Weakley County, Tennessee, in Deed Book D380 at page 302.

           "Universal Metal Concepts, Inc." is the same corporation now known as "GB Designs, Inc." by virtue of a Charter amendment duly filed with and approved by the Tennessee Secretary of State on November 2, 2000, and of record in the Register's Office of Weakley County, Tennessee, in Charter Book "H", page 395-397.


           2. The term of this lease shall commence with the execution of this Lease Agreement (which shall be the same date that the existing Lease between RBJ Machinery and GB Designs, Inc. is terminated) and end on December 31, 2005.

           3. The Leased Premises shall be used for any legal conforming usage, including, but not limited to office work and warehouse area.


           4. In consideration whereof, the Lessee agrees to pay unto the Lessor, in such place in Dresden as the Lessor may designate, as lease payment for the Leased Premises, the sum of Seventy-Three Thousand Three Hundred Thirty-Eight and 32/100 Dollars ($73,338.32) PLUS One Hundred and 46/100 Dollars ($100.46) per day from the date of the execution of this Lease Agreement through December 31, 2003, payable in eight (8) installments as follows: the first installment is to be paid on the date of execution of this Lease Agreement, in the sum of One Hundred and 46/100 Dollars ($100.46) per day from the date of the execution of this Lease Agreement through December 31, 2003; PLUS Nine Thousand

One Hundred Sixty-Seven and 29/100 Dollars ($9,167.29) (this representing the pro-rated rent from the execution of the Lease Agreement until the end of 2003 plus rent for the first calendar quarter of 2004); the remaining seven (7) installments shall each be in the sum of Nine Thousand One Hundred Sixty-Seven and 29/100 Dollars ($9,167.29), payable beginning on April 1, 2004, and continuing on the same day of each third month thereafter (in other words, at intervals of one calendar quarter, with the last installment to be paid on October 1, 2005). In addition to the payments specified above, and as part of the lease payments to be paid, Lessee agrees to reimburse Lessor for the County and City property taxes levied against the Leased Premises during the term of this Lease Agreement; such reimbursement is to be made within fifteen (15) days after Lessor provides Lessee a receipt showing Lessor has paid such taxes. In the event Lessor fails to pay such taxes in timely fashion, Lessee shall have the right, but not the obligation, to pay such taxes directly to the taxing authority. Such payment to the taxing authority shall constitute full satisfaction of Lessee's duty in connection with such taxes (except that Lessor is to be furnished a copy of the receipt issued by the taxing authority showing payment has been made).

           5. Lessee shall not be required to make any replacements or repairs to any portion of the Leased Premises, other than replacements or repairs required due to damaged caused by Lessee, its agents, servants, employees or invitees, damage by fire, wind or other casualty excepted. If the Leased Premises should be damaged or destroyed by fire, tornado or other casualty: (a) so as to prevent or materially interfere with the use of, or conduct of business at, the Leased Premises by Lessee and cannot be cured by Lessor within the ten
(10) business day period following such damage or other casualty, then this Lease Agreement shall terminate and Lessee shall vacate the Leased Premises within thirty (30) days from the date of such damage or other casualty, during which thirty (30) day period Lessee will allow prospective future tenants to inspect the Leased Premises (by appointment with Lessee only, with Lessor to be present at said inspection), such termination to be effective on the date of such casualty; or (b) which does not prevent or materially interfere with the use of any portion of the Leased Premises by Lessee, then Lessor shall, at its sole election, either (i) subject to the rights of Lessor's mortgagee, if any, and to the extent of the insurance proceeds payable with respect to the Leased Premises, restore or replace the damaged or destroyed portion of the Leased Premises to substantially the same condition as existed prior to such casualty, or (ii) terminate this Lease Agreement, such termination to be effective on the date of such casualty; provided, however, in the event of de minimis damage to any portion of the Leased Premises, Lessor shall not have the right to terminate this Lease Agreement, but Lessor shall not be obligated to repair or restore such de minimis damage.

           6. Lessee shall have the right to make such alterations to the interior of the building as it may desire, provided, however, that any repairs or alterations undertaken by the Lessee shall not impair the structural safety of the building. Lessor reserves the right to inspect the premises at all reasonable times on reasonable notice to Lessee.

           7. Lessee will pay all bills for water, light and heat used on the Leased Premises or any other utility bills not herein enumerated, including sewer service charges if any be levied. Lessee further covenants to keep and maintain the interior of the Leased Premises, including lighting fixtures, all electric wiring, water pipes, water closets and other plumbing on the Leased Premises in such good repair and order as may be required by the rules, regulations and ordinances of the governmental authority having jurisdiction thereof.
           8. Lessor shall not be liable for any damages caused by, or growing out of, leaks in roof or any defect in the Leased Premises.

           9. Lessor shall not be liable for any damages caused by, or growing out of, any breakage, leakage, getting out of order, or defective condition of said electric wiring, pipes, closets or plumbing, or any of them.

           10. Lessor shall have the right, at the option of Lessor, to annul this Lease Agreement, upon ten (10) days' written notice to Lessee, and to thereupon re-enter and take possession of the said premises, upon the happening of any one or more of the following events:

          (a) In the event the Lessee should fail to pay any one or more of said quarterly installments of lease payments, as and when the same becomes due, and such default should continue for thirty
               (30) days after written demand for the payment thereof is made by the Lessor upon the Lessee.

          (b) In the event a petition in bankruptcy is filed by or against the Lessee and such petition is not dismissed within thirty (30) days from the filing thereof, or the Lessee is adjudged bankrupt.

          (c) In the event an assignment for the benefit of creditors is made by the Lessee.

          (d) In the event of an appointment by any Court of a receiver or other Court officer of Lessee's property and such receivership is not dismissed within thirty (30) days from such appointment.

          (e) In the event the Lessee, before the expiration of said term, and without the written consent of the Lessor, vacates said premises or abandons the possession thereof without the intent to return, or uses the same for purposes other than the purposes for which the same are hereby let, or cease to use said premises for the purpose herein expressed. (If the Lessee removes the majority of its personal property from the Leased premises such removal shall indicate Lessee has abandoned the premises and has no "intent to return".)

          (f) In the event the Lessee violates any other terms, conditions or covenants on the part of the Lessee herein contained, and fails to commence and to proceed with diligence and dispatch to remedy the same within ten (10) days after written notice thereof is given by Lessor to Lessee.

           11. Lessee shall have the right, at the option of Lessee, to annul this Lease Agreement , upon ten (10) days' written notice to Lessor upon the happening of any one or more of the following events:

          (a) In the event a petition in bankruptcy is filed by or against the Lessor and such petition is not dismissed within thirty (30) days from the filing thereof, or the Lessor is adjudged bankrupt.

          (b) In the event an assignment for the benefit of creditors is made by the Lessor.

          (c) In the event of an appointment by any Court of a receiver or other Court officer of Lessee's property and such receivership is not dismissed within thirty (30) days from such appointment.

          (d) In the event the Lessor violates any other terms, conditions or covenants on the part of the Lessor herein contained, and fails to commence and to proceed with diligence and dispatch to remedy the same within ten (10) days after written notice thereof is given by Lessee to Lessor.

           12. A first lien is expressly reserved by the lessor and granted by the Lessee upon the terms of this Lease Agreement and upon all interest of the Lessee in this leasehold for the payment of lease payments and also for the satisfaction of any cause of action which may accrue to the Lessor by the provisions of this Lease Agreement. A lien is also expressly reserved by the Lessor and granted by the Lessee upon its interest in all buildings, improvements, store fixtures, water fixtures and gas fixtures and all other fixtures to be erected and put in place or that may be erected or put in place upon the Leased Premises by or through the Lessee or other occupants for other lease payments and also for the satisfaction of any causes of action which may accrue to Lessor by the provisions of this Lease Agreement.

           13. In the event the Lessee abandons the Leased Premises before the expiration of the term hereof, whether voluntarily or involuntarily, or violates any of the terms, conditions, or covenants hereof, the Lessor shall have the privilege, at Lessor's option, of re-entering and taking possession of the Leased Premises and leasing all or any portion of the Leased Premises for such term and for such use deemed satisfactory to the Lessor, applying each quarter the net proceeds obtained from said leasing to the credit of the Lessee herein, and said leasing shall not release the Lessee from liability hereunder for the lease payments reserved for the residue of the term hereof. Any lease payments collected by the Lessor under the terms of this section in excess of the lease payments reserved hereunder shall be paid to the Lessee.

           14. No re-entry hereunder shall bar the recovery of lease payments or damages for the breach of any of the terms, conditions or covenants on the part of the Lessee herein contained. The receipt of lease payments after breach or condition broken, or delay on the part of the Lessor to enforce any right hereunder, shall not be deemed a waiver or forfeiture of the right of the Lessor to annul this Lease Agreement or to re-enter the Leased Premises or to re-let the same. The failure of any party to insist in any instance on strict performance of any covenant herein, or to exercise any option herein contained shall not prevent such party from insisting on strict performance on any subsequent occasion.

           15. Any provision in this Lease Agreement to the contrary notwithstanding, in the event the Lessee abandons, without intent to return, the Leased Premises or fails to pay within thirty (30) days after written demand for the payment thereof made by the Lessor, Lessor shall, at Lessor's option, have the right by giving ten (10) days written notice to the Lessee, to declare due the whole of the lease payments reserved in this Lease Agreement for the residue of the term hereof, payable at the expiration of ten (10) days from the date of said written notice, and the Lessor shall thereupon have the right to enter upon the Leased Premises and to take possession thereof and to lease the same or any portion thereof for such term and for such use and to such tenant and upon such terms and conditions as the lessor may deem advisable, and with or without taking such possession, at any time after the expiration of ten (10) days from the giving of such notice be entitled to recover from the Lessee a sum of money equivalent to the amount of lease payments reserved in this Lease Agreement for the residue of the term hereof, less the net lease payments, if any, theretofore received by the Lessor by virtue of any subsequent leasing, all net lease payments thereafter accruing shall inure to the benefit of the Lessee. (If the Lessee removes the majority of its personal property from the Leased premises such removal shall indicate Lessee has abandoned the premises and has no "intent to return". Lessee shall notify Lessor at least 10 days in advance if Lessee intends to remove the majority of its personal property from the Leased Premises.) (In the event the Lessor "declares the whole of the lease payments reserved in this Lease Agreement for the residue of the term hereof" under the provisions of this paragraph, the amount to be paid by Lessee shall be discounted to the Net Present Value of such lease payments, using as a discount rate the average interest rate then being paid by banks in Weakley County, Tennessee, on 1-year Certificates of Deposit.)

           16. All improvements and additions to the Leased Premises shall adhere to the Leased Premises and become the property of the Lessor, with the exception of such additions as are usually classed as furniture or fixtures, and also with the exception of refrigeration equipment; said furniture, fixtures and refrigeration equipment are to remain the property of the Lessee and may be removed by the Lessee at the expiration of this Lease Agreement. Lessee shall repair any damages to the Leased Premises caused by such removal.

           17. Lessee may not assign, transfer sublet or encumber its interest in the Leased Premises in any manner without the prior written consent of the Lessor, such consent not to be unreasonably withheld or delayed; provided, however, that the Lessee may assign its interest to North Atlantic Trading Company, Inc. or any of the affiliates or subsidiaries of North American Trading Company, Inc. at any time without the prior written consent of the Lessor. No assignment shall release Lessee from liability for performance of its obligations hereunder. Lessor shall be notified of any assignment at least ten
(10) days prior to the effective date of the assignment. (Such notice shall contain the name and correct address of the assignee as well as the name and telephone number of the individual spokesperson for the assignee to be contacted, if such contact is needed).

           18. Lessee agrees to maintain, at Lessee's expense, insurance coverage on this property (including both "all risk" casualty coverage in an amount not less than the replacement value of the improvements and liability coverage in an amount not less than $500,000.00), with deductibles not more than $5,000.00, and have Lessor named as an additional insured party with Lessor to be furnished a copy of said policy. (In the preceding sentence, the word "improvements" shall included the building on the Leased Premises and all its components). In the alternative, in the event Lessee is unable to obtain such a policy, Lessee shall notify Lessor of that fact and Lessor shall obtain such a policy with Lessee named as an additional insured party. Lessee agrees to reimburse Lessor for the reasonable cost of such a policy, such reimbursement to be made within fifteen (15) days after Lessor furnishes Lessee a receipt showing Lessor has paid such insurance costs. Lessor and Lessee hereby waive and release each other of and from any and all rights of recovery, claims, actions or causes of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Leased Premises, improvements, or personal property (or contents) within the Leased Premises, by reason of fire or the elements regardless of cause or origin, including negligence of Lessor or Lessee and their agents, officers, employees, invitees and visitors; provided, however, that the foregoing waiver and release is effective only if and to the extent that it does not invalidate the insurance policies so maintained. The insuring party agrees immediately to give to its insurance company which has issued any such policy of insurance in respect of the Leased Premises, written notice of the terms of the waivers contained in this paragraph, to use commercially reasonable efforts to obtain a waiver of subrogation clause in such policy, and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverage by reason of the waivers contained in this paragraph. (In the event a casualty occurs which is covered by the above designated insurance policies, any and all insurance proceeds payable with respect to the real property and improvements shall belong solely to Lessor, and any insurance proceeds payable with respect to Lessee's personal property or fixtures shall belong solely to Lessee.)

           19. Lessee covenants, throughout the term of this Lease Agreement, or any extension thereof, to protect and save harmless the Lessor, his servants, agents, employees or invitees, from any and all liability for claims for damages to the Leased Premises, or injury to the person, or death, sustained by any third party, in, on or about the Leased Premises caused by the negligence or misconduct of Lessee, its servants, agents, employees or invitees, except to the extent that such liability for claims for damage to the Leased Premises, or injury to the person or death, sustained by any third party in or about the leased premises is caused by Lessor's negligence or misconduct, or that of Lessor's servants, agents, employees or invitees.

           20. Lessor hereby covenants to and with the Lessee that the Lessor has a good title to the Leased Premises, and that at the commencement of the term of this Lease Agreement, Lessor will put, and will thereafter keep the Lessee in quiet and peaceful possession thereof during the term of this Lease Agreement, subject to the Lessee's complying with the provisions of this Lease Agreement on its part to be performed.

           21. In the event either party breaches or violates the terms, conditions or covenants of this Lease Agreement and it is reasonably necessary for the other party to employ an attorney in connection with such breach or violation, then the losing party in such dispute will pay the reasonable attorney's fees of the prevailing party. This Lease Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee.

           22. Lessee is hereby given an Option to Renew this Lease Agreement for two (2) additional one (1) year terms under the same terms and conditions and at the same rent as the initial term of this Lease Agreement, PROVIDED HOWEVER, that Lessor must notify Lessor in writing of its exercise of this Option at least four (4) months prior to the end of the then current term.

           23. At the end of the term of this Lease Agreement, or any renewal or extensions hereof, or should the Lease Agreement be terminated for any other reason herein provided, Lessee agrees to surrender the Leased Premises to Lessor in as good condition as received, ordinary wear and tear and casualty not Lessee's fault excepted.

           24. All notices herein authorized or required to be given to the Lessor shall be sent by Registered or Certified Mail, addressed to the Lessor in care of Lloyd Snider at 2637 Pillowville-Gleason Road, Gleason, TN 38229, or to such other place as the Lessor may from time to time designate in writing to the Lessee. All notices herein authorized or required to be given to the Lessee shall be sent by Registered or Certified Mail, addressed to the Lessee at Route 1, P.O. Box 707, Dresden, Tennessee 38225, or to such other place as the Lessee may from time to time designate in writing to the Lessor.

           25. This Lease Agreement and all covenants, obligations and conditions hereof shall inure to the benefit of and be binding upon the successors and assigns of Lessor and shall inure to the benefit of and be binding upon the successors and assigns (to the extent permitted) of the Lessee.

           26. Should any provision of this Lease Agreement be held invalid for any reason, the remaining provisions hereof shall be given effect to the extent possible absent the invalid provision. To this end, the provisions of this Lease Agreement are declared to be severable.

           27. This Lease Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same document.


             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

           IN WITNESS WHEREOF, the Parties above named have hereunto set their hands and seals on the day and date first above written.

                                            GB DESIGNS, INC.

                                            BY:________________________________
                                                Lloyd Snider, President


                                                      STOKER, INC.

                                            BY:_________________________________

                                            Name:_______________________________

                                            Title:______________________________

STATE OF ____________

COUNTY OF ____________

           Personally appeared before me the undersigned Notary Public, LLOYD SNIDER, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who acknowledged that he executed the within instrument for the purposes therein contained, and who further acknowledged that he is the President of GB DESIGNS, INC. (the maker) and is authorized by the maker to execute this instrument on behalf of the maker.

           Witness, my hand, at office, this _______ day of November, 2003.

                                                     ---------------------------
                                                      Notary Public

My commission expires: _________________


******************************************************************************


STATE OF _______________
COUNTY OF _____________

           Personally appeared before me the undersigned Notary Public, _______________________, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who acknowledged that he executed the within instrument for the purposes therein contained, and who further acknowledged that he is the ___________ of STOKER, INC., (the maker) and is authorized by the maker to execute this instrument on behalf of the maker.

           Witness, my hand, at office, this _____ day of November, 2003.

                                                     ---------------------------
                                                     Notary Public

My commission expires: _________________